Registration No. 333-______

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                         CYCLE COUNTRY ACCESSORIES CORP.
                 (Name of Small Business Issuer in its Charter)

          NEVADA                        3714                   42-1523809
 ------------------------        -------------------       ------------------
(State or Other Jurisdiction of (Primary Standard Industrial (IRS Employer Incorporation or Organization) Classification Code Number) Identification No.)

                                2188 Highway 86
                              Milford, Iowa 51351
                                (712) 338-2701
        (Address and telephone number of principal executive offices and principal place of business)

                                 Ronald Hickman
                            Chief Executive Officer
                                 2188 Highway 86
                               Milford, Iowa 51351
                                 (712) 338-2701
             (Name, address and telephone number of agent for service)

                                   Copies to:

                           James G. Dodrill II, Esq.
                  The Law Office of James G. Dodrill II, P.A.
                               5800 Hamilton Way
                              Boca Raton, FL 33496
                                 (561) 862-0529
                             ----------------------

Approximate date of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.


	If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule
462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).

If this Form is a post-effective amendment filed pursuant to Rule
462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( ).


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( ).


                   CALCULATION OF REGISTRATION FEE



                                            PROPOSED      PROPOSED
TITLE OF EACH CLASS                         MAXIMUM       MAXIMUM
OF                        QUANTITY TO       OFFERING      AGGREGATE      AMOUNT OF
SHARES TO BE                  BE            PRICE PER     OFFERING       REGISTRATION
REGISTERED                REGISTERED        SHARE <F1>      PRICE            FEE
-------------------       ----------        ---------     ---------      ------------


Common Stock,
$.0001 par value to be
sold by selling
shareholders               2,179,260         $3.67        $8,000,000       $855.77


TOTAL                      2,179,260                      $8,000,000       $855.77

----------------------
(1)	Estimated solely for the purpose of calculating the
        registration fee pursuant to Rule 457.
-------------------------------------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                                   PROSPECTUS
                SUBJECT TO COMPLETION, DATED JANUARY 20, 2006

                        2,179,260 Shares of Common Stock

                        CYCLE COUNTRY ACCESSORIES CORP.

     The Offering:

     We are registering the resale by certain of our shareholders (the "Selling Shareholders") of up to 2,179,260 shares of our common stock (the "Shares"). We are not offering or selling any of the Shares. The Selling Shareholders may sell the Shares from time to time on the open market at prevailing market prices in ordinary broker transactions, at prices related to prevailing market prices or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Shares nor pay any broker commissions in connection with such sales.

     The Selling Shareholders have acquired the shares in connection with an Agreement and Plan of Merger between Simonsen Iron Works, Inc. and us, dated April 29, 2005 pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided under its Section 4(2). We are registering the shares pursuant to the Agreement and Plan of Reorganization and Merger.

     Our common stock is quoted on the American Stock Exchange. The closing price of our shares on December 27, 2005 was $3.27.

     The Selling Shareholders and any broker-dealer executing selling orders on behalf of or purchasing from the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

                                 AMEX - "ATC"
                      _________________________________

      Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 7 of this prospectus.

     We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
_______________________

     The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this prospectus is January 20, 2006

                               TABLE OF CONTENTS
                               -----------------


                                                                Page


Prospectus Summary                                               3
The Offering                                                     5
Summary Financial Information                                    6
Risk Factors                                                     7
Use of Proceeds                                                 11
Determination of Offering Price                                 11
Dividend Policy                                                 11
Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                      12
Business                                                        27
Management                                                      39
Security Ownership of Certain Beneficial Owners and Management  44
Selling Shareholders                                            46
Certain Transactions                                            47
Description of Securities                                       48
Plan of Distribution                                            52
Legal Matters                                                   54
Experts                                                         54
Indemnification                                                 54
Where You Can Find More Information                             55
Index to Financial Statements                                   F-1



     This prospectus is a part of a Registration Statement on Form SB-2 that we have filed with the Commission. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.

     Unless the context otherwise requires, the terms "we,"
"us," "our," "the Company," and "Cycle Country" mean Cycle Country Accessories Corp., a Nevada corporation and Cycle Country Accessories Corp. an Iowa corporation (our predecessor corporation). The term "selling shareholder" means our shareholders which are offering to sell their shares of Cycle Country common stock that are being registered through this prospectus. The term "common stock" means our common stock, par value $0.0001 per share and the term "Shares" means the 2,179,260 shares of common stock being offered through this prospectus.

                              PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus and the documents we have incorporated by reference. You should consider the information set forth under "Risk Factors" and our financial statements and accompanying notes that are incorporated herein by reference.

Cycle Country Accessories Corp.

     We are one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreaders, sprayers, tillage equipment, winch mounts, utility boxes, oil filters and oil coolers, baskets and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat, and Bombardier. We design, engineer and assemble all accessory products at our headquarters in Milford and manufacture a large majority of the original equipment components at our Spencer facility, which is the site of Simonsen Iron Works, Inc.

     We are recognized as a leader in the manufacturing of high quality ATV accessory products. This reputation has enabled us to develop key, long-term relationships with ATV manufacturers and distributors. We sell our products to 9 distributors in the United States for the past 24 years. The distributors call on and sell Cycle Country products to virtually every ATV dealer in North America. Similar strategic arrangements have also been developed internationally. We currently have 10 international distributors distributing our products to over 30 countries. For the fiscal year ended September 30, 2005, we achieved revenues of $17,181,463.

     We are also the largest manufacturer of golf car hubcaps in the world. We estimate that we maintain 70% of the original equipment manufacturer ("OEM") hubcap business. We have always sold directly to golf car manufacturers and we believe that we have an excellent distribution network that reaches the after market throughout the United States, Europe and Asia.

     We are continuing our growth in the lawn and garden industry. Our market research continues to tell us that the manufacturers of garden tractors and utility vehicles need accessories similar to those available in the ATV industry. Our pull-behind products, 3-point implements, and other branded and private label accessories can be used with lawn and garden tractors and utility vehicles. We sell our products to several equipment manufacturers, dealers and retail outlets within the lawn and garden and utility vehicle markets. We continue to work with other manufacturers, dealers, and retail outlets to introduce these accessories into their product lines.

     Additionally, we are successfully continuing to provide contract manufacturing services at our Spencer facility (formerly Simonsen Iron Works, Inc.) to outside manufacturers. We intend to continue growing this market by promoting the capabilities and unique manufacturing processes the Spencer facility can provide to other manufacturers.

     Our three largest customers accounted for approximately 38% of our net sales in the year ended September 30, 2005. Two of these three customers have represented a significant amount of our business every year for at least the past 19 years. While the percentage of total net sales these customers represent should decrease as our sales grow in other areas, such as Lawn and Garden, we do anticipate these customers will continue to represent a significant amount of our business.

     On April 29, 2005 we acquired Simonsen Iron Works, Inc., which had been our largest supplier of fabricated steel parts for total consideration of $7,000,000 in cash and $8,000,000 worth of our common stock. During the year ended September 30, 2004, we purchased approximately $8,140,000 of goods from Simonsen. This represented approximately 61% of our raw goods purchases during that year. We believe that our partnership with Simonsen has been a key to the success of our Company as working with this vendor allowed us to maintain the highest quality parts at the most economical cost. Going forward as one company will allow us to bring products to market sooner, reduce costs by streamlining production processes, and reducing overhead to maximize profits, while maintaining our high quality product standard.

     Our principal office is located at 2188 Highway 86, Milford, Iowa 51351 (Telephone (712) 338-2701, fax (712) 338-2601). Our
internet address is www.cyclecountry.com.

                                  The Offering



Securities Offered                              Up to 2,179,260 shares of
                                                common stock, all of
                                                which are being offered
                                                by the selling
                                                shareholders; See
                                                "Description of
                                                Securities"



Common Stock Outstanding, before offering       7,285,432
Common Stock Outstanding, after offering        7,285,432


American Stock Exchange Symbol                  ATC


Use of Proceeds                                 We will not receive any
                                                proceeds from the sale of
                                                the shares of common
                                                stock by our selling
                                                shareholders.  See "Use
                                                of Proceeds."


Dividend Policy                                 We do not intend to pay
                                                dividends on our common
                                                stock.  We plan to retain
                                                any earnings for use in
                                                the operation of our
                                                business and to fund
                                                future growth.

Summary Financial Information

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial
Statements and the notes thereto.


                                       Year ended        Year ended
                                       September 30,     September 30,
                                       2005              2004
                                       -------------     -------------


Statement of Operations Data:

Total Revenue                             $17,181,463      $20,665,674
                                          ===========      ===========

Gross Profit                               $5,334,054       $5,313,180
                                           ==========       ==========

Net Income                                   $811,591       $1,565,950
                                             ========       ==========



                                       As of September
                                       30, 2005
                                       ---------------
Balance Sheet Data

Cash and cash equivalents                  $1,225,768
Total current assets                       $8,540,916
Total assets                              $27,701,045
Total current liabilities                  $1,668,245
Total Stockholder' equity                 $17,122,328
Total liabilities and
  stockholder' equity                     $27,701,045

                                  RISK FACTORS
                                  ------------

     The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information in this prospectus.

     Certain important factors may affect our actual results and could cause those results to differ significantly from any forward-looking statements made in this prospectus or otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact should be considered to be forward-looking statements. Words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negatives of those words, identify forward-looking statements. These statements appear in a number of places in this prospectus and include statements as to our intent, belief or expectations. These forward-looking statements are subject to the risks detailed below or elsewhere in this prospectus, or detailed from time to time in our filings with the Securities and Exchange Commission. See "Risks Associated With Forward-Looking Statements" on page 10.

     Investors should assume that, even if not specifically stated within this document, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our revenues and earnings could be negatively affected if we cannot anticipate market trends, enhance existing products and achieve market acceptance of new products.
---------------------------------------------------------------------

     Our ability to continue and expand the sales levels that we typically achieved in prior years is largely dependent on our ability to successfully anticipate and respond to changing consumer demands and trends in a timely manner. This includes introducing new or updated products at prices acceptable to customers. Our ability to maintain market acceptance and achieve further acceptance for our products will depend upon our ability to:

         -        maintain a strong and favorable brand image;

         -        maintain a reputation for high quality; and

         - continue to develop our network of distributors to sell our products both domestically and internationally.

     We can give you no assurance that the market for our products will continue to develop or that large demand for these products will be sustainable. In addition, we may incur significant costs in our attempt to maintain or increase market acceptance for our products.

Our sales are highly dependent on the effectiveness of our
distributor networks.
---------------------------------------------------------------------

     Our level of sales depends to a great extent upon the
effectiveness of our distributor networks.   We can offer no
assurance that these distributors will continue to have the success they have historically.

Our sales may be impacted by weather conditions.
---------------------------------------------------------------------

     As a manufacturer of accessories for outdoor motorized equipment, our sales may be impacted by weather conditions. For example, lack of snowfall in any year in any particular region of the United States or Canada may adversely affect demand for our snowplow. There is no assurance that certain weather conditions would not have a material adverse effect on our sales.

Our officers and directors are not required to continue as
shareholders.
---------------------------------------------------------------------

     There is no requirement that any of our officers and/or directors retain any of their shares of our common stock. Accordingly, there is no assurance that all or any of our officers and/or directors will continue to maintain an equity interest in the company.

A large percentage of our sales are made to our three largest customers.
---------------------------------------------------------------------

     Our three largest customers accounted for approximately 38% of our net sales in the year ended September 30, 2005. Two of these three customers have represented a significant amount of our business every year for at least the past 19 years. While the percentage of total net sales these customers represent should decrease as our sales grow in other areas, such as Lawn and Garden, we do anticipate these customers will continue to represent a significant amount of our business. The loss of any or all of these customers would have a material adverse impact on the results of our operations.

We face product liability claims.
---------------------------------------------------------------------

     Product liability claims are made against us from time to time. We currently carry $2 million in product liability insurance. Over the past 9 years, we paid an aggregate of less than $30,000 in product liability claims, and the largest single judgment against us has been for $21,000. No assurance can be given that our historical claims record will not change or that material product liability claims against us will not be made in the future. Adverse determination of material product liability claims made against us could have a material adverse effect on our financial condition.


Our products could contain defects creating product recalls and warranty claims that could materially adversely affect our future sales and profitability.
---------------------------------------------------------------------

     Our products could contain unforeseen defects. These defects could result in product recalls and warranty claims. A product recall could delay or halt production of the affected product until we are able to address the reasons for any defects. Recalls may also have a materially negative effect on our brand image and public perception of the affected product. This could materially adversely affect our future sales. Recalls or other defects would be costly and could require substantial expenditures.

     We offer a standard one-year warranty on all products except snow plows, on which we offer a limited life time warranty. Although we employ quality control procedures, a product is sometimes distributed which needs repair or replacement. Historically, product recalls have been administered through our distributors and have not had a material effect on our business. However, no assurance can be given that our historical claims record will not change adversely as a result of our growth or otherwise.

     Unanticipated defects could also result in product liability litigation against us. Given the nature of our products, we have in the past and expect in the future to be subject to potential product liability claims that, in the absence of sufficient insurance coverage, could have a material adverse effect on us. Although we currently maintain liability insurance coverage, this coverage may not be adequate to cover all product liability claims. Any large product liability claim could materially adversely affect our ability to market our products.

We face substantial competition.
---------------------------------------------------------------------

      We face competition from various companies in each product line we offer. A number of our competitors are well financed and could develop innovative products that would reduce our market share. Additionally, as we expand our product offerings into new markets and into offering new products we will face additional competition. Competition in foreign markets may also be affected by duties, tariffs, taxes and the effect of various trade agreements, import restrictions and fluctuations in exchange rates.

A recession could detrimentally affect our sales.
---------------------------------------------------------------------

     Our sales are partially dependent on discretionary consumer spending, which may be affected by general economic conditions.
A recessionary environment could result in a decrease in consumer spending in general, which could result in decreased spending in our markets, directly or in the overall market for ATV's, either of which could have a material adverse effect on our business, operating results and financial condition. Additionally, factors that influence the general economic climate, such as consumer confidence levels, interest rates, employment trends and fuel availability and prices could also result in decreased spending in our markets. Because in the short term most of our operating expenses are relatively fixed, we may be unable to adjust spending sufficiently in a timely manner to compensate in the event of any unexpected sales shortfall. If we fail to make these adjustments quickly, our operating results and financial condition could be materially adversely affected.

Our quarterly financial results may fluctuate significantly.
---------------------------------------------------------------------

     Our quarterly operating results will likely fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors include:

*       General economic and market conditions;

*       Pricing changes in the industry;
*       The amount and timing of orders from retailers;
*       The timing of shipments and new product introductions;
*       Manufacturing delays;
*       Seasonal variations in the sale of our products;
*       Product mix; and
*       Pricing changes in our products.

     Due to these factors, our quarterly operating results may fall below any market expectations that may arise. If this happens, the trading price of our common stock would likely decline, perhaps significantly.

There is no assurance of future dividends being paid.
---------------------------------------------------------------------

     At this time we do not anticipate paying dividends in the future, but instead plan to retain any earnings for use in the operation of our business and to fund future growth. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.

Risks associated with forward looking statements.
---------------------------------------------------------------------

     This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

	(1) 	our ability to obtain a meaningful degree of consumer
acceptance for our products now and in the future,
	(2) 	our ability to market our products on a global basis at
competitive prices now and in the future,
	(3) 	our ability to maintain brand-name recognition for our
products now and in the future,
	(4) 	our ability to maintain an effective distributors
network,
	(5) 	our success in forecasting demand for our services now
and in the future,
	(6) 	our ability to maintain pricing and thereby maintain
adequate profit margins,
	(7) 	our ability to achieve adequate intellectual property
protection and
	(8) 	our ability to obtain and retain sufficient capital for
future operations.

                               USE OF PROCEEDS

     All shares of our common stock offered by this prospectus are being registered for the account of the selling shareholders.

     We will not receive any proceeds from the sale of the shares of common stock being offered by our selling shareholders.

     We expect to incur expenses of approximately $38,500 in connection with the registration of the shares.



                       DETERMINATION OF OFFERING PRICE

     The price at which the shares may actually be sold by the selling shareholders will be determined by the market price of our common stock as of the date of sale.



                               DIVIDEND POLICY

     It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant.

       Management's Discussion and Analysis of Financial Condition and
                            Results of Operations
       ---------------------------------------------------------------

     The following is a discussion of our results of operations and our liquidity and capital resources. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements". The following should be read in conjunction with our Consolidated Financial Statements and the related Notes included elsewhere in this filing.

     We intend for this discussion to provide the reader with information that will assist in understanding our financial statements, the changes in certain key items in those financial statements from period to period, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our financial statements. The discussion also provides information about the financial results of the various segments of our business to provide a better understanding of how those segments and their results affect the financial condition and results of operations of the Company as a whole. To the extent that our analysis contains statements that are not of a historical nature, these statements are forward-looking statements, which involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements" included elsewhere in this filing.

Overview
--------

     Cycle Country Accessories Corp. (a Nevada corporation) was incorporated in the State of Nevada on August 15, 2001 as a C corporation. The initial capitalization consisted of 3,625,000 shares of common stock. On August 21, 2001, we entered into an agreement to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) for $4,500,000 in cash and 1,375,000 shares of our common stock. Cycle Country Accessories Corp. (an Iowa corporation) was originally incorporated on August 8, 1983 and is headquartered in Milford, Iowa. Since both Companies were under common control by virtue of majority ownership and common management by the same three individuals, this transaction was accounted for in a manner similar to a pooling of interests. We used the proceeds from a $4,500,000 term note entered into with a commercial lender to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation). Additionally, any proceeds from the sale of stock received from the exercise of any of the previously issued 2,000,000 outstanding warrants were to be applied to any outstanding balance on the Note (see Liquidity and Capital Resources).

     On August 21, 2001, Cycle Country Accessories Corp. (an Iowa corporation) acquired its operating facility, which consisted of land and building with a fair value of $1,500,000, from certain stockholders. The consideration given was comprised of $300,000 in cash and 390,000 shares of common stock of Cycle Country Accessories Corp. (a Nevada corporation). On August 14, 2001, Cycle Country Accessories Corp. (an Iowa corporation) merged with Okoboji Industries Corporation. Since both Companies were owned and managed by the same three individuals, this transaction was also accounted for in a manner similar to a pooling of interests.

     As a result of the transactions described above, we are the Successor Company to the business activities of the aforementioned companies.

     In March of 2002, Jim Danbom, director, identified Perf-Form
Products, Inc. as a potential acquisition. The company was purchased for $462,100 in cash and 22,500 shares of common stock for a total purchase price of approximately $528,800.

     In June of 2002, the Company acquired Weekend Warrior. The purchase was made for 10,000 shares of common stock. The company's technology and products allow many of the Weekend Warrior products to be immediately useful in the Lawn and Garden applications.

     On April 29, 2005, we consummated an Agreement and Plan of Merger (the "Agreement") with the Selling Shareholders through which we acquired Simonsen Iron Works. The terms of the Agreement provided that the Selling Shareholders exchanged 100% of the outstanding shares of Simonsen, for cash consideration of $7,000,000 and $8,000,000 worth of our common stock, which amounted to 2,179,280 shares, of which 1,203,008 shares were issued and outstanding at September 30, 2005. The remaining common shares of 976,252 were issued on October 7, 2005.

     We are one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreaders, sprayers, tillage equipment, winch mounts, utility boxes, baskets and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters in Milford and manufacture a large majority of the original equipment components at our Spencer facility, which is the site of the former Simonsen Iron Works, Inc.

     We are recognized as a leader in the manufacturing of high quality ATV accessory products. This reputation has enabled us to develop key, long-term relationships with ATV manufacturers and distributors. We sell our products to 9 distributors in the United States, most of which have sold our products continuously for the past 24 years. The distributors call on and sell Cycle Country products to virtually every ATV dealer in North America. Similar strategic arrangements have also been developed internationally. We currently have 10 international distributors distributing our products to over 30 countries.

     The success of Cycle Country can be attributed to not only providing quality products at reasonable prices, but more importantly the superior service that follows the sale. We at Cycle Country strive to provide products and services, as good or better, than we expect for ourselves.

     We are also the largest manufacturer of golf car hubcaps in the world. We estimate that we maintain 70% of the Original Equipment Manufacturer hubcap business. We have always sold directly to golf car manufacturers and we believe that we have an excellent distribution network that reaches the after market throughout the United States, Europe and Asia.

     We are entering our third year in the lawn & garden industry, utilizing some current products as well as creating new items specifically for that industry. This segment contains our Weekend Warrior products which feature pull-behind, 3-point implements and other products designed and built for garden tractors and utility vehicles as well as products designed and built specifically for lawn and garden and utility vehicle equipment manufacturers for their own private product lines. Our acquisition three years ago of Weekend Warrior, with its garden utility attachments, provided us with new products and new markets within the lawn and garden industry that is allowing us to continue our growth in this industry. As growth in the lawn and garden industry continues this will allow the company to address the seasonality of our ATV accessory products by providing sales in quarters traditionally slow in our main ATV Accessories business segment.


Critical Accounting Policies and Estimates
------------------------------------------

The Company's discussion and analysis of its financial condition and results of operations are based upon its Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates the estimates including those related to bad debts and inventories. The Company bases its estimates on historical experiences and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The Company believes the following critical accounting policies affect the more significant judgments and estimates used in the preparation of the Consolidated Financial Statements:

Accounts Receivable - Trade credit is generally extended to customers
-------------------
on a short-term basis. These receivables do not bear interest, although a finance charge may be applied to balances more than 30 days past due. Trade accounts receivable are carried on the books at their estimated collectible value. Individual trade accounts receivable are periodically evaluated for collectibility based on past credit history and their current financial condition. Trade accounts receivable are charged against the allowance for doubtful accounts when such receivables are deemed to be uncollectible.

Allowance for Doubtful Accounts - the Company maintains an allowance
-------------------------------
for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required.

Reserve for Inventory - the Company records valuation reserves on its
---------------------
inventory for estimated excess and obsolete inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future product demand and market conditions. If future product demand or market conditions are less favorable than those projected by management, additional inventory reserves may be required.

Depreciation of Long-Lived Assets - the Company assigns useful lives
---------------------------------
for long-lived assets based on periodic studies of actual asset lives and the intended use for those assets. Any change in those assets lives would be reported in the statement of operations as soon as any change in estimate is determined.

Goodwill and Other Intangibles - Goodwill represents the excess
------------------------------
of the purchase price over the fair value of the assets acquired. The Company accounts for goodwill in accordance with Statement of Financial Accounting Standard (SFAS) no. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to results of operations in the periods in which the recorded value is determined to be greater than the fair value. The Company has reviewed the goodwill recorded at September 30, 2005 and found no impairment.

Accrued Warranty Costs  - the Company records a liability for the
----------------------
expected cost of warranty-related claims as its products are sold.
The Company provides a one-year warranty on all of its products except the snowplow blade, which has a limited lifetime warranty. The amount of the warranty liability accrued reflects the Company's estimate of the expected future costs of honoring its obligations under the warranty plan. The estimate is based on historical experiences and known current events. If future estimates of expected costs were to be less favorable, an increase in the amount of the warranty liability accrued may be required.

Distributor Rebate Payable - the Company records a liability for
--------------------------
the expected cost of offering an annual rebate program to certain eligible distributors. The rebate liability is calculated and recognized as eligible ATV accessory products are sold based upon factors surrounding the activity and prior experience of the eligible distributors. The Program provides for a 7% rebate on purchases of certain eligible products during the Program period if certain pre-determined cumulative purchase levels are obtained. The Program rebate is provided to the applicable distributors as a credit against future purchases of the Company's products.

Accounting for Income Taxes - the Company is required to estimate
---------------------------
income taxes in each of the jurisdictions in which it operates. This process involves estimating actual current tax exposure for the Company together with assessing temporary differences resulting from differing treatment of items, such as property, plant and equipment depreciation, for tax and accounting purposes. Actual income taxes could vary from these estimates due to future changes in income tax law or results from final tax exam reviews. At September 30, 2005, the Company assessed the need for a valuation allowance on its deferred tax assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon the historical operating profits and the near certainty regarding sufficient near term taxable income, management believes that there is no need to establish a valuation allowance. Should the Company determine that it would not be able to realize all or part of its net deferred tax assets in the future, a valuation allowance may be required.

Results of Operations - Year ended September 30, 2005 vs Year ended September 30, 2004

     OVERALL.
     --------



                   Fiscal Year 2005     Fiscal Year 2004     Increase       Increase
                                                           (Decrease) $    (Decrease) %

Revenue              $17,181,463        $20,665,674       $ (3,484,211)   (16.9%)
Cost of goods sold   $11,847,409        $15,352,494       $ (3,505,084)   (22.8%)
Gross profit         $ 5,334,054        $ 5,313,180       $     20,874      0.4%
Gross profit %            31.0%              25.7%                          5.3%



The decrease in revenues for the twelve months ended September 30, 2005 was mainly attributable to an 18% decrease in sales for our ATV accessories business segment, a 2% increase in sales for our Lawn and Garden business segment, and a 15% decrease in sales for our Wheel Cover business segment, as compared to the twelve months ended September 30, 2004. The increase in gross profit as a percentage of revenue was mainly attributable to two factors:
a) management implementing price increases on products, that due to increased raw material or other input costs, had fallen below standard gross profit levels and b) reduction in material costs as a direct benefit of the acquisition and merger of our largest supplier, Simonsen Iron Works, during the late third and fourth quarters. The decrease in revenues can be attributed to a shorter and milder winter season during the early part of this fiscal year. In fiscal 2005, Management elected to increase inventory levels and improve on-time deliveries to eliminate the potential for a large backlog of orders as occurred during fiscal 2004. The build up of inventory also allowed us to level out production runs to avoid costly overtime labor. Looking ahead to Fiscal 2006 we project strong overall growth in revenues and gross profits for the company as new market opportunities and growth in current markets create a projected 30-35% growth for revenues and gross profits grow to an estimated 48-50% of revenue as the cost benefits and production synergies from our merger are fully realized over the full twelve months.





                   Fiscal Year 2005     Fiscal Year 2004     Increase       Increase
                                                           (Decrease) $    (Decrease) %

Selling, general
and administrative
expenses              $3,920,370         $2,985,598        $  934,772       31.3%




As a percentage of revenue, selling, general, and administrative expenses were 23% for the fiscal year ended September 30, 2005 compared to 14% for the fiscal year ended September 30, 2004.
The significant changes in operating expenses for the twelve months ended September 30, 2005 as compared to the twelve months ended September 30, 2004 were: employee wage expense increased approximately $260,600, or 37%, insurance expense increased approximately $115,400, or 61%, professional fees increased approximately $153,600, or 41%, depreciation and amortization increased approximately $200,000, or 122%, commission expense increased approximately $51,600, or 63%, payroll taxes increased approximately $67,200, or 118%, and employee health insurance expense increased approximately $76,600, or 141%. Employee wage expense, employee benefit expenses, payroll taxes, insurance and other certain expense increases were mainly attributable to the merger with Simonsen Iron Works, our largest supplier, which occurred during the third quarter of fiscal 2005. Professional fees include costs associated with the merger of approximately $72,000, consulting fees related to cost savings initiatives and projects of approximately $43,400 and also contains services provided by an investor relations firm through the first two quarters of fiscal 2005 to promote and market the Company to potential brokers and investors of approximately $269,000 for the twelve months ended September 30, 2005.

Non-operating income (expense) increased $60,255, or 40%, to $(91,383) for the year ended September 30, 2005, from $(151,638) for fiscal 2004. The increase is due to an increase in other income and gains on sale of equipment of approximately $73,600.

BUSINESS SEGMENTS  As more fully described in Note 15 to the
-----------------
Consolidated Financial Statements, the Company operates three reportable business segments: ATV Accessories, Plastic Wheel Covers, and Lawn and Garden. ATV accessories is vertically integrated and utilizes a two-step distribution method, we are vertically integrated in our Plastic Wheel Cover segment and utilize both direct and two-step distribution methods, and we utilize a single-step distribution method for our Lawn and Garden segment.

ATV ACCESSORIES
---------------




                   Fiscal Year 2005     Fiscal Year 2004     Increase       Increase
                                                           (Decrease) $    (Decrease) %


Revenue                $15,670,251       $19,076,096        $ (3,405,845)    (17.9%)
Cost of goods sold     $ 9,441,589       $13,251,822        $ (3,810,233)    (28.8%)
Gross profit           $ 6,228,662       $ 5,824,274        $    404,388       6.9%
Gross profit %              39.8%             30.5%                            9.3%



The decrease in revenues was mainly attributable to a decrease in sales of our Snowplow Blades of approximately $3,029,300, or 24%, mowers of approximately $266,700, or 33%, OEM products of approximately $818,900, or 30%, and our sprayers of approximately $84,800, or 29%. Offsetting these decreases were new contract manufacturing services revenues of approximately $719,900 generated by our new Spencer facility (Simonsen Iron Works) since the merger. The decrease in revenues can be attributed to a shorter and milder winter season during the early part of this fiscal year. In fiscal 2005, Management elected to increase inventory levels and improve on-time deliveries to eliminate the potential for a large backlog of orders as occurred during fiscal 2004. The build up of inventory also allowed us to level out production runs to avoid costly overtime labor.

The increase in gross profit as a percentage of revenue was mainly attributable to management implementing price increases on products, that due to increased raw material or other input costs, had fallen below standard gross profit levels. In addition, the acquisition and merger of Simonsen Iron Works Inc., our major supplier, provided additional profits and cost reductions that also strengthened our results. Steel prices stabilized in 2005 and are expected to remain stable during 2006. Should any volatile price swings occur within the steel market, management believes that any additional cost could be passed on to our customers with minimal to no impact on sales.
Looking ahead to Fiscal 2006 we project a slight growth in revenues but a strong increase in gross profits for our ATV Accessories as gross profits grow to an estimated 48-50% of revenue as the cost benefits and production synergies from our merger are fully realized over the full twelve months within this business segment.

PLASTIC WHEEL COVERS
--------------------




                   Fiscal Year 2005     Fiscal Year 2004     Increase       Increase
                                                           (Decrease) $    (Decrease) %


Revenue              $  1,461,196         $  1,717,830     $  (256,634)     (14.9%)
Cost of goods sold   $    844,957         $    828,113     $    16,844        2.0%
Gross profit         $    616,239         $    889,717     $  (273,478)     (30.7%)
Gross profit %             42.2%                51.8%                        (9.6%)





The decrease in revenues was due to a golf car OEM customer designing a different wheel not needing a wheel cover to supply its newest golf car line. The decrease in gross profit during the fiscal year ended September 30, 2005 as compared to the fiscal year ended September 30, 2004 was attributable to increased material costs. Increased material costs included raw plastic, which increased over 50% from last year to this year, and an increase in the amount of clear coat compound applied to each wheel to meet higher durability standards set by management. Going forward we will continue to evaluate our processes, costs and product pricing to maintain or improve our profit while remaining the dominant company in the markets we sell.

Looking ahead to Fiscal 2006 we project a strong growth in revenues for our Plastic Wheel Cover segment in the 32-37% range as we are actively pursuing the development of new designs in wheel covers and a new wheel insert to complement our popular Sport Edition wheel cover and our Turbine wheel cover to rejuvenate the market with new choices and stimulate growth. In addition, Management is working to expand the application and use of its wheel covers beyond the golf markets by working with various OEM's in varying markets to fill a specialized need. We are also evaluating new market channels to sell our trailer wheel covers, as we believe this product holds the promise for additional growth for our Plastic Wheel Cover segment.

LAWN AND GARDEN




                   Fiscal Year 2005     Fiscal Year 2004     Increase       Increase
                                                           (Decrease) $    (Decrease) %


Revenue              $    340,363        $   333,578       $   6,785         2.0%
Cost of goods sold   $    195,885        $   204,331       $  (8,446)       (4.1%)
Gross profit         $    144,478        $   129,247       $  15,231        11.8%
Gross profit %             42.5%              38.8%                          3.7%



This segment contains our Weekend Warrior products, which feature pull-behind, 3-point implements, bed lifts, gun and tool racks, soft goods, and other products, designed and built for garden tractors and utility vehicles (UTVs). As growth in this industry continues this will allow the company to address the seasonality of our ATV accessory products by providing sales in quarters traditionally slow in our main ATV Accessories business segment. The slight increase in revenues for fiscal 2005 is attributable to increased sales to direct-retail customers of our Weekend Warrior products. The improvement in gross profit is due to slightly better margins in the direct-retail items as well as being due to the material cost reductions realized since the merger.

Looking ahead to Fiscal 2006 we project very strong growth in revenues and gross profits for our Lawn and Garden segment as new market opportunities materialize and growth in current markets create a projected 1,270% increase in revenues. This segment's astounding growth will be the result of our Weekend Warrior and OEM private label products expanding into new national and regional direct-retail outlets and dealerships. Gross profits will grow as well as many of the products will realize material cost reductions as a result of our acquisition and merger of Simonsen Iron Works, Inc.

GEOGRAPHIC REVENUE
------------------



Country             Fiscal Year 2005     Fiscal Year 2004     Increase       Increase
                                                             (Decrease) $    (Decrease) %

United States of
America               $15,104,917        $19,035,139          $ (3,930,222)     (20.6%)

All Other
Countries             $ 2,076,546        $ 1,630,535          $    446,011       27.4%



The increase during the year ended September 30, 2005 in other countries was due to an increase of sales in Europe. According to industry analysts, Europe has been experiencing strong growth in ATV unit sales the last couple years and analysts predict 10% growth for next year. The decrease during the year ended September 30, 2005 in the Unites States of America was due to reduced sales across all regions serviced by our domestic distributors and OEM customers caused by the shorter and milder winter and improvements in order fulfillment.

Results of Operations - Year ended September 30, 2004 vs Year ended September 30, 2003
-------------------------------------------------------------

     OVERALL.
     --------

Revenues for the year ended September 30, 2004 increased $6,773,681, or 48.8%, to $20,665,674 from $13,891,993 for the year ended September 30, 2003. Cost of goods sold increased $4,713,968, or 44.3%, to $15,352,494 for the year ended September 30, 2004 from $10,638,526 for fiscal 2003.
Additionally, gross profit as a percentage of revenue was 25.7% for the year ended September 30, 2004 compared to 23.4% for fiscal 2003. The increase in revenues for fiscal year 2004 is attributable to a 57% increase in sales for our ATV Accessories business segment and a 33% increase in sales for our Lawn and Garden business segment, as compared to fiscal 2003. Our Wheel Cover business segment had a 7% decrease in sales for fiscal 2004 as compared to fiscal 2003. Gross Profit increased $2,059,713, or 63.3%, to $5,313,180 for the year ended September 30, 2004 from $3,253,467 for the year ended September 30, 2003. The increase in gross profit for fiscal 2004 is attributable to our cost containment and reduction efforts, gains in direct labor efficiency, and price increases on products that, due to increased raw material or other input costs, had fallen below our standard gross profit level for that product.

Selling, general and administrative expenses increased $222,972, or 8.1%, to $2,985,598 for the year ended September 30, 2004 from $2,762,626 for the year ended September 30, 2003. As a percentage of revenue, selling, general and administrative expenses were 14.1% for fiscal 2004 compared to 19.9% for fiscal 2003. The decrease in expenses as a percentage of revenue for fiscal 2004 is due to our continued efforts to monitor and reduce expenses where possible. The significant changes in selling, general and administrative expenses for fiscal 2004 as compared to fiscal 2003 were as follows; professional fees increased approximately $208,000, or 124%, insurance costs increased approximately $48,000, or 34%, advertising costs decreased $48,000, or 11%, fuel costs increased approximately $45,000, or 53%, repairs and maintenance increased approximately $33,000, or 61%, and retirement plan contribution expense increased approximately $35,000 from zero in the previous year. Professional fees include costs associated with services being provided by an investor relations firm to promote and market the Company to potential brokers and investors during fiscal 2004 of approximately $298,000.

Non-operating income (expense) increased $17,070, or 10.1%, to $(151,638) for the year ended September 30, 2004, from $(168,708) for fiscal 2003. The increase is due to an increase of approximately $15,500 of interest income.

BUSINESS SEGMENTS  As more fully described in Note 15 to the
-----------------
Consolidated Financial Statements, the Company operates three reportable business segments: ATV Accessories, Plastic Wheel Covers, and Lawn and Garden. The gross margins are vastly different in our three reportable business segments due to the fact that we assemble our ATV Accessories (i.e. we outsource the ironworks to our main product supplier), we are vertically integrated in our Plastic Wheel Cover segment, and we utilize a single-step distribution method for our Lawn and Garden segment.

ATV ACCESSORIES  Revenues for the year ended September 30, 2004
---------------
increased $6,964,029, or 57.5%, to $19,076,096 from $12,112,067 for the year ended September 30, 2003. The increase is mainly attributable to substantial increases in our core products and Original Equipment Manufacturer (OEM) products. In fiscal 2004 Snowplow Blade sales were continuous throughout the year with every quarter experiencing record sales levels. Snowplow Blade sales increased 66% over fiscal 2003 sales. Mower sales also increased significantly in fiscal 2004, resulting in a 46% increase over mower sales for fiscal 2003. We estimate that our substantial increase in ATV Accessory sales is the result of two factors; first, we believe the market for ATV Accessories has grown significantly in fiscal 2004, and secondly, we believe we have significantly increased our market share in the ATV Accessories industry in fiscal 2004 as a direct result of our efforts to re-establish ourselves as the true leader in the industry. Product sales to current OEM customers, such as John Deere and Land Pride, also saw vigorous growth in fiscal 2004 and several products for new OEM customers were added in fiscal 2004 as well. We intend to continue expanding our associations with John Deere and Land Pride in the future as well as to seek new opportunities with other similar OEM's. The products within this segment with significant changes for fiscal 2004 as compared to fiscal 2003 were as follows; Snowplow Blade sales increased approximately $5,038,000, or 66%, OEM product sales increased approximately $1,580,000, or 138%, mower sales increased approximately $256,000, or 46%, Electric Blade Lift sales increased approximately $178,000, or 58%, and winch and winch mount sales increased approximately $112,000, or 16%.

Cost of goods sold increased $4,539,860, or 52.1%, to $13,251,822 for the year ended September 30, 2004 from $8,711,962 for fiscal 2003. Gross profit as a percent of revenues was 30.5% for fiscal 2004 compared to 28.1% for fiscal 2003. The increase in gross profit for the year ended September 30, 2004 as compared to the year ended September 30, 2003 is primarily due to planned pricing increases, cost containment and reduction efforts, and gains in direct labor efficiency. These efforts will continue into fiscal 2005 as we continuously strive to strengthen our gross profit margins for all of our products. Some of the products within this segment with improvements in gross profit for fiscal 2004 as compared to fiscal 2003 were as follows; Snowplow Blades, mowers, sprayers, spreaders, trailers, gun racks, and OEM products.

PLASTIC WHEEL COVERS  Revenues for the year ended September 30,
--------------------
2004 decreased $131,561, or 7.1%, to $1,717,830 from $1,849,391 for the year ended September 30, 2003. The decrease in revenues is due to a golf car OEM customer designing a different wheel not needing a wheel cover to supply its newest golf car line. Otherwise, the market was relatively steady from fiscal 2003 to fiscal 2004. Given that the golf car wheel cover market appears to be at a plateau, we are actively pursuing the development of new designs in wheel covers and a new wheel insert to complement our popular Sport Edition wheel cover and our Turbine wheel cover to rejuvenate the market with new choices and stimulate growth. Management is working to expand the application and use of its wheel covers beyond the golf markets by working with various OEM's in varying markets to fill a specialized need. We are also evaluating new market channels to sell our trailer wheel covers, as we believe this product holds the promise for additional growth for our Plastic Wheel Cover segment.

Cost of goods sold increased $27,202, or 3.4%, to $828,113 for the year ended September 30, 2004 from $800,911 for fiscal 2003. Gross profit as a percent of revenue was 51.8% for the year ended September 30, 2004 compared to 56.7% for the corresponding period in fiscal 2003. The decrease in gross profit for the year ended September 30, 2004 was attributable to two main factors, increased material costs and an increase in direct labor. Increased material costs included raw plastic, which increased over 6% from last year to this year, and an increase in the amount of clear coat compound applied to each wheel to meet higher durability standards set by management. The increase in direct labor costs was due to management expanding personnel on second shift and hiring an experienced plastics manager late in fiscal 2003 to increase production efficiency, improve product quality, and assist with the expansion of this business segment into new markets. Going forward we will continue to evaluate our processes, costs and product pricing to maintain or improve our profit while remaining the dominant company in the markets we sell. To that end, we have recently completed two projects that will increase profit for this segment, a new, more cost-effective source of clear coat compound and doing our own in-house metalizing process instead of outsourcing it.

LAWN AND GARDEN  This business segment was created by management
---------------
to monitor and manage the expansion of our products into the lawn and garden industry during the second quarter of fiscal 2003.

This segment contains our Weekend Warrior products which feature pull-behind and 3-point implements designed and built for garden tractors and ATVs. As growth in the lawn and garden industry continues this will allow the company to address the seasonality of our ATV accessory products by providing sales in quarters traditionally slow in our main ATV Accessories business segment. Revenues for the year ended September 30, 2004 increased $82,002, or 32.6%, to $333,578 from $251,576 for the year ended September 30, 2003. The growth is attributable to increased sales to our direct-retail customers. Cost of goods sold for the year ended September 30, 2004 increased $51,961, or 34.1%, to $204,331 from
$152,370 for the year ended September 30, 2003. Gross profit as a percent of revenue was 38.8% for the year ended September 30, 2004 compared to 39.4% for the year ended September 30, 2003.
The gross profit for fiscal 2004 was what management budgeted. The decrease in gross profit percentage from fiscal 2003 to fiscal 2004 is due to product improvements for quality and durability, which are vital attributes to establish within this industry to continue our growth initiatives.

GEOGRAPHIC REVENUE




Country            Fiscal Year 2005     Fiscal Year 2004     Increase       Increase
                                                           (Decrease) $    (Decrease) %

United States of
America               $19,035,139        $12,721,018       $  6,314,121     49.6%

All Other
Countries             $ 1,630,535        $ 1,170,975       $    459,560     39.2%




The increase during the year ended September 30, 2004 in U.S. revenue is due to a general increase across all regions previously serviced in the United States of America. The increase during the year ended September 30, 2004 in revenue from other countries is due to an increase of sales in Europe and Canada. As discussed above, increased sales of our core products and growth in the market for those products are the main factors generating these revenue increases in the U.S. as well as in the other countries we do business in.

Liquidity and Capital Resources
-------------------------------

Overview
--------

     Cash flows provided by built-up cash balances provided us with a significant source of liquidity in fiscal 2005. Cash flows provided by operating activities of continuing operations in fiscal 2005 decreased as cash was used to build up inventory levels to meet on-time delivery schedules for our distributors throughout the year, which in turn caused cash to be used to pay the additional trade payables incurred during fiscal 2005. Based on Management's projections for fiscal 2006, cash flows provided by operating activities of continuing operations will provide us with a significant source of liquidity in fiscal 2006.

     Cash and cash equivalents were $1,225,768 at September 30, 2005 compared to $2,594,471 as of September 30, 2004. Until required for operations, our policy is to invest any excess cash reserves in bank deposits, money market funds, and certificates of deposit.

     In fiscal 2005 we made approximately $523,200 in capital expenditures, received approximately $90,800 from the sale of capital equipment, paid approximately $201,500 of long-term debt, received $467,000 from the exercise of warrants to purchase common shares of the Company, and completed the acquisition and merger of Simonsen Iron Works Inc., our largest supplier, for $15,000,000 (see below).

Working Capital
---------------

     Net working capital was $6,872,671 at September 30, 2005 compared to $4,827,339 at September 30, 2004. The change in working capital is primarily due to the following:



                         Balance               Balance           Increase/     Percent
                    September 30, 2005    September 30, 2004    (Decrease)      Change
Cash and
cash equivalents       $  1,225,768          $  2,594,471       $(1,368,703)    (52.8%)

Accounts
receivable                1,925,952             1,237,582           688,370      55.6%

Inventories               4,991,796             3,481,051         1,510,745      43.4%

Income
taxes
receivable                  167,576                 -               167,576     100%

Prepaid
expenses                    122,942               278,208          (155,266)    (55.8%)

Accounts
payable                     427,226             1,485,522        (1,058,296)    (71.2%)

Accrued
expenses                    775,365               729,877            45,488       6.2%

Income
taxes payable                 -                   624,259          (624,259)   (100.0%)

Current portion of
bank notes payable          465,654                 -               465,654     100.0%




Contractual Obligations and Other Commercial Commitments
--------------------------------------------------------

The following table sets forth information concerning our obligations and commitments to make contractual future payments, such as debt agreements, purchase obligations and contingent commitments.


                         Payments Due During Fiscal Years Ending September 30,

                        Total         2006      2007-2008     2009-2010   Thereafter


Contractual
Obligations:

 Long term debt
  obligations         $6,798,545    $941,796    $1,883,592   $1,883,592   $2,089,565

Unrecorded
Contractual
Obligations:

  Purchase
obligations           $   27,021    $ 27,021        -             -            -




     The long term debt obligations consist of two bank notes payable, each with a different length of term, which is discussed in more detail below. The amounts included in the table represent both principal and interest based on current bank amortization schedules.

     Purchase obligations include all legally binding contracts such as firm commitments for inventory purchases, as well as capital expenditures, and legally binding service contracts. Purchase orders for inventory and other services are not included in the table above. Purchase orders represent authorizations to purchase rather than binding agreements. For the purposes of this table, contractual obligations for purchase of goods or services are defined as agreements that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase orders are based on our current inventory needs and are fulfilled by our suppliers within short time periods.

     The expected timing for payment of the obligations discussed above is estimated based on current information. Timing of payments and actual amounts paid may be different depending on the timing of receipt of goods or services or changes to agreed-upon amounts for some obligations.

Long-Term Debt
--------------

     On June 25, 2003, the Company and its commercial lender amended the original secured credit agreement dated August 21, 2001. Under the terms of the amended secured credit agreement, the Company entered into a note payable for $1,500,000 ("Note One") and a second note payable for $2,250,000 ("Note Two") with the commercial lender, replacing the single, original note entered into under the original secured credit agreement. The Notes were collateralized by all of the Company's assets, were payable in monthly installments from July 2003 until June 2018 for Note One and until June 2008 for Note Two, which include principal and interest at prime + 0.25% (4.5% at June 30, 2004, paid-in-full date) for Note One and principal and interest at prime + 0.625% (4.625% at June 30, 2004, paid-in-full date) for Note Two, with a final payment upon maturity on June 25, 2018 for Note One and June 25, 2008 for Note Two. The variable interest rate could never exceed 9.5% or be lower than 4.5% for Note One and could never exceed 8.5% or be lower than 4.5% for Note Two. The monthly payment was $11,473 and $42,324 for Note One and Note Two, respectively, and was applied to interest first based on the interest rate in effect, with the balance applied to principal. The interest rate was adjusted daily. Additionally, any proceeds from the sale of stock received from the exercise of warrants were applied to any outstanding balance on the Notes or the Line of Credit described below. At September 30, 2005 and 2004, there were no balances owed for Note One and Note Two, respectively, as the debts were retired in full at June 30, 2004.

     On April 29, 2005, the Company and its commercial lender amended the original secured credit agreement dated August 21, 2001. Under the terms of the amended secured credit agreement, the Company entered into a note payable for $4,000,000 ("Note One") and a second note payable for $3,000,000 ("Note Two") with the commercial lender. The Notes are collateralized by all of the Company's assets, are payable in monthly installments from May 2005 until April 2020 for Note One and until April 2012 for Note Two, which include principal and interest at prime + 0.50% (7.25% at September 30, 2005) for Note One and principal and interest at prime + 0.50% (7.25% at September 30, 2005) for Note Two, with a final payment upon maturity on April 25, 2020 for Note One and April 25, 2012 for Note Two. The variable interest rate can never exceed 9.0% or be lower than 5.0% for Note One and for Note Two, respectively. The monthly payment is $34,297 and

$44,186 for Note One and Note Two, respectively, and is applied to interest first based on the interest rate in effect, with the balance applied to principal. The interest rate is adjusted daily. At September 30, 2005, $3,938,253 and $2,860,292 for Note
One and Note Two, respectively, were outstanding on the Notes. Additionally, any proceeds from the sale of stock received from the exercise of warrants are to be applied to any outstanding balance on the Notes or the Line of Credit described below. At September 30, 2004, no balances existed for Note One and Note Two, respectively, as these are new Notes created on April 29, 2005.

Line of Credit
--------------

     On January 1, 2005, the Company and its commercial lender amended the original secured credit agreement dated August 21, 2001. Under the terms of the amended secured credit agreement, the Company has a Line of Credit for the lesser of $1,000,000 or 80% of eligible accounts receivable and 35% of eligible inventory. The Line of Credit bears interest at prime plus 0.75% (7.75% at September 30, 2005) and is collateralized by all of the Company's assets. The variable interest rate can never exceed 10% or be lower than 5.25%. The Line of Credit matures on December 31, 2006. At September 30, 2005 and 2004, there was no balance outstanding on the Line of Credit.

     The secured credit agreement contains conditions and covenants that prevent or restrict the Company from engaging in certain transactions without the consent of the commercial lender and require the Company to maintain certain financial ratios, including term debt coverage and maximum leverage. In addition, the Company is required to maintain a minimum working capital and shall not declare or pay any dividends or any other distributions. At September 30, 2005, the Company met all of the required financial ratios. At September 30, 2004, the Company was not required to meet any of the required financial ratios as no balances existed on any Notes.

Warrants
--------

     The Company previously issued 2,040,000 warrants to purchase one share of the Company's common stock per warrant at $4.00 per share. All but 40,000 of the unexercised warrants expired August 21, 2005, and the remaining 40,000 warrants will not expire until June 9, 2010. As of September 30, 2005, the Company has received, in total, $2,167,000 from the exercise of 541,750 warrants. During the twelve months ended September 30, 2005, the Company received $467,000 from the exercise of 116,750 warrants. The proceeds were applied to the outstanding balance on the Notes created June 25, 2003 as stipulated in the secured credit agreement with the commercial lender prior to the Notes being paid in full on June 30, 2004. After June 30, 2004 and prior to the new Notes created April 29, 2005, the proceeds from any exercise of warrants were available to the Company for general corporate purposes.

Capital Resources
-----------------

     Consistent with normal practice, management believes that the Company's operations are not expected to require significant capital expenditures during fiscal year 2006. Management believes that existing cash balances, cash flow to be generated from operating activities and available borrowing capacity under its line of credit agreement will be sufficient to fund operations, and capital expenditure requirements for at least the next twelve months. At this time management is not aware of any factors that would have a materially adverse impact on cash flow during this period.

Acquisition
-----------

     After initially reaching an agreement in principle to purchase our largest supplier on February 17, 2005, a definitive agreement was signed April 12, 2005 to purchase all of the assets of that supplier. The transaction closed on April 29, 2005. The final consideration that was agreed upon consists of $7 million in cash and $8 million in shares of the Company's common stock. The structuring of this transaction includes new long-term financing from the Company's commercial lender (discussed earlier). Management projects that the benefits of additional profits and cost reductions realized by combining operations will provide significant increases to the company's revenues, gross profits, and return on investment for shareholders in the years ahead and some of those benefits materialized in the latter part of the third quarter and fourth quarter of fiscal 2005.

                                   BUSINESS
                                   --------
GENERAL
-------

     Cycle Country Accessories Corp. (a Nevada corporation) was incorporated in the State of Nevada on August 15, 2001 as a C corporation. On August 21, 2001, we entered into an agreement to purchase all of the outstanding common stock of Cycle Country Accessories Corp. (an Iowa corporation) for $4,500,000 in cash and 1,375,000 shares of our common stock. Cycle Country Accessories Corp. (an Iowa corporation) was originally incorporated on August 8, 1983 and is headquartered in Milford, Iowa. In addition, on August 14, 2001, Cycle Country Accessories Corp. (an Iowa corporation) merged with Okoboji Industries Corporation. Okoboji Industries Corporation manufactured the plastic wheel covers for what is considered our Plastic Wheel Cover segment. As a result of these transactions we are the Successor Company to the business of both companies.

     In March of 2002, Perf-Form Products, Inc. was purchased for a total purchase price of approximately $528,800. In June of 2002, the Company purchased Weekend Warrior for 10,000 shares of common stock.

     On April 29, 2005 we acquired Simonsen Iron Works, Inc., which had been our largest supplier of fabricated steel parts for total consideration of $7,000,000 in cash and $8,000,000 worth of our common stock. We believe that our partnership with Simonsen has been a key to the success of our Company as working with this vendor allowed us to maintain the highest quality parts at the most economical cost. Going forward as one company will allow us to bring products to market sooner, reduce costs by streamlining production processes, and reducing overhead to maximize profits, while maintaining our high quality product standard.

     We are one of the world's largest manufacturers of accessories for all terrain vehicles ("ATVs"). We manufacture a complete line of branded products, including snowplow blades, lawnmowers, spreaders, sprayers, tillage equipment, winch mounts, utility boxes, oil filters and oil coolers, baskets and an assortment of other ATV accessory products. These products custom fit essentially all ATV models from Honda, Yamaha, Kawasaki, Suzuki, Polaris, Arctic Cat and Bombardier. We design, engineer and assemble all accessory products at our headquarters and manufacture a large majority of the original equipment components at our Spencer facility, which is the site of the former Simonsen Iron Works, Inc.

     We are recognized as a leader in the manufacturing of high quality ATV accessory products. This reputation has enabled us to develop key, long-term relationships with ATV manufacturers and distributors. We sell our products to 9 distributors in the United States, most of which have sold our products continuously for the past 24 years. The distributors call on and sell Cycle Country products to virtually every ATV dealer in North America. Similar strategic arrangements have also been developed internationally. We currently have 10 international distributors distributing our products to over 30 countries.

     We are also the largest manufacturer of golf car hubcaps in the world. We estimate that we maintain 70% of the original equipment manufacturer ("OEM") hubcap business. We have always sold directly to golf car manufacturers and we believe that we have an excellent distribution network that reaches the after market throughout the United States, Europe and Asia.

     We are continuing our growth in the lawn and garden industry. Our market research continues to tell us that the manufacturers of garden tractors and utility vehicles need accessories similar to those available in the ATV industry. Our pull-behind products, 3-point implements, and other branded and private label accessories can be used with lawn and garden tractors and utility vehicles. We sell our products to several equipment manufacturers, dealers and retail outlets within the lawn and garden and utility vehicle markets. We continue to work with other manufacturers, dealers, and retail outlets to introduce these accessories into their product lines.

     Additionally, we are successfully continuing to provide contract manufacturing services at our Spencer facility (formerly Simonsen Iron Works, Inc.) to outside manufacturers. We intend to continue growing this market by promoting the capabilities and unique manufacturing processes the Spencer facility can provide to other manufacturers.

     Our three largest customers accounted for approximately 38% of our net sales in the year ended September 30, 2005. Two of these three customers have represented a significant amount of our business every year for at least the past 19 years. While the percentage of total net sales these customers represent should decrease as our sales grow in other areas, such as Lawn and Garden, we do anticipate these customers will continue to represent a significant amount of our business.


INDUSTRY OVERVIEW
-----------------

     ATV Accessories:
     ----------------

      In today's ATV market there are several OEM's competing for market share. Honda has been the world leader followed by Polaris, Yamaha, Kawasaki, Suzuki, Arctic Cat and Bombardier. According to the Motorcycle Industry Council and Powersports Business, in 2004 there were over 1.1 million ATV's sold worldwide. This represented a 5% increase over 2003. 2005 worldwide ATV sales are forecasted to grow by 5.0% to 7.5% according to The Mercanti Group. According to Baird Research 71% of all units sold are Utility, 21% are Sport Quads, and 8% are in the Youth category. We consider the Utility Division to be our target market.

     Wheel Covers:
     -------------

     The golf car industry continues to expand each year and is currently dominated by E-Z-Go, Club Car and Yamaha. Global, Par Car and a few other OEM's compete for the remainder of the market. We estimate that we maintain 70% of the OEM hubcap business and are the largest manufacturer of golf car hubcaps in the world. We have always sold directly to all the golf car manufacturers and we have an excellent distribution network throughout the United States, Europe and Asia to reach the after market.

     Lawn and Garden:
     ----------------

     According to The Outdoor Power Equipment Institute over 1 million new lawn and garden tractors are sold each and every year. Worldwide utility vehicle units sold in 2004 reached 158,000 according to Powersports Business magazine and sales are expected to top 200,000 units next year. Our market research continues to tell us that the manufacturers of garden tractors and utility vehicles need accessories similar to those available in the ATV industry. We sell our products to several equipment manufacturers, dealers and retail outlets within the lawn and garden and utility vehicle markets. We continually work with other manufacturers, dealers, and retail outlets to introduce these accessories into their product lines.


COMPANY HISTORY
---------------

     Cycle Country's market research has been a continued work in process for the past 24 years and that work still continues today.
Our success was accomplished by constant market research and a constant effort to adjust to the changes in the industry. When we started in the ATV accessory industry ATV's were much smaller. They were small 3-wheeled vehicles with two-wheel drive. Today they are powerful 4-wheel drive vehicles capable of doing many more tasks. The ATV industry falls within both recreational and machinery industry depending on the product and consumer. In 2004, over 1.1 million units were sold worldwide and there are well over 3 million units on the market today. Prospective ATV buyers lean toward a new purchase because of the strides manufacturers have made in product development. Partly due to our line of utility products the ATV manufacturers have focused their efforts to incorporate four wheel drive and making larger ATV's for greater hauling and work capacity.

     The idea for our business was born in 1981 when Jim Danbom recognized that an ATV could be used to plow snow. He manufactured and sold 100 snowplow kits that year. He sold more the next year and then in 1983 decided to incorporate. The business has grown every year since. Now in addition to snowplows, Cycle Country manufactures and sells a full range of products designed for the new and more powerful ATV's. These products include mowers, sprayers, spreaders, 3-point hitch, moldboard plow, disc harrow, furrower, cultivator, rake, and row planter. We also manufacture winches, winch mounts, chains, gun racks, plastic cargo boxes, steel mesh baskets, a rear hitch, and a very unique 5th wheel trailer.

     Over the last several years, we have become one of the largest manufacturers of injection molded wheel covers primarily for the golf car industry. We are now entering our third year in the lawn & garden industry, utilizing some current products as well as creating new items specifically for that industry. Our acquisition three years ago of Weekend Warrior, with its garden utility attachments, has provided us with new products and new markets within the lawn and garden industry that will allow us to continue our growth in this industry. Another acquisition three years ago, Perf-Form Products, Inc., has provided the company with a new line of premium oil filters and oil cooler products that fit very well into our current marketing and distribution channels and is providing us the opportunity to expand into the motorcycle industry.

     On April 29, 2005 we acquired Simonsen Iron Works, Inc., which had been our largest supplier of fabricated steel parts for total consideration of $7,000,000 in cash and $8,000,000 worth of our common stock. During the year ended September 30, 2004, we purchased approximately $8,140,000 of goods from Simonsen. This represented approximately 61% of our raw goods purchases during that year. We believe that our partnership with Simonsen has been a key to the success of our Company as working with this vendor allowed us to maintain the highest quality parts at the most economical cost. Going forward as one company will allow us to bring products to market sooner, reduce costs by streamlining production processes, and reducing overhead to maximize profits, while maintaining our high quality product standard.

PRODUCTS
--------

ATV Accessories
---------------

     We offer a complete line of ATV accessories. Our products enhance the functionality and versatility of the ATV. The ATV was initially designed as a recreational vehicle but is rapidly becoming a multi-purpose vehicle serving both recreational and utility functions. Our products help ATV owners perform many of their utility needs. We estimate that approximately 71% of all the ATV's currently sold are for these utility functions. We offer a standard one-year warranty on all products except snowplow blades, on which we offer a limited lifetime warranty.

     Seven manufacturers dominate the ATV industry. We manufacture accessories for all of the major manufacturer's ATV models.

     We manufacture our products from high-quality parts produced primarily at our Spencer facility (formerly Simonsen Iron Works, Inc.), with final assembly and packaging performed at our headquarters. The following lists the major ATV accessory products and their proportion of total sales of the ATV accessory segment for the year ended September 30, 2005, which approximates 89% of total company sales: (a) Blades: 62%, (b) Winches and Winch Mounting Kits: 6%, (c) Mowers: 4%, (d) Tillage Equipment:
1%, (e) Sprayers: 1%, (f) Spreaders: 1%. "Other" products comprise the remaining 25% of our sales and comprises some of the following: OEM products (including John Deere and Land Pride):
10%, Perf-Form oil filters and oil coolers: 4%, electric blade lift system: 2%, trailers: 1%.


Our major ATV accessory products include:

Blades.

     We manufacture five sizes of steel straight blades, which include 42", 48", 54" (new), 60" and 72" models. We also offer 52" and 60"
State Plows and a Power Vee blade. Our standard blade configuration features a universal manual lift or a universal electric lift. The blades can also be lifted with a winch. All of our blades come standard with heavy-duty skids, heavy-duty trip springs, and a limited lifetime warranty. Our newest product, and recently patented Electric Blade Angle Kit allows our blades to be swiveled from a convenient handlebar mounted switch while remaining seated on the ATV.

Winches and Winch Mounts.

     We offer a complete line of electric winches and winch mounts to fit all ATV models. Models include 1,500, 2,000 and 3,000 pound capacity winches. Our winch mounts are designed to receive all of the major brands of ATV winches.

Mowers.

     We offer two mowing systems, the "Quicksilver 54 Finish Cut" mower and the "Rough Cut" mower. The Quicksilver 54 is a 54" finish cut mower that can be mounted to the front of an ATV or towed behind any tractor or ATV. It is powered by an 11 horsepower Briggs & Stratton engine. The Rough Cut is a 48" mower that is designed to cut thick weeds and overgrown brush. It's powered by a 13 horsepower engine by Briggs & Stratton and is pulled behind the ATV. The Rough Cut offers an offset hitch, which allows mowing to the left, right or directly behind the ATV. Both mowers are also available with Honda engines.

Tillage Equipment.

     We manufacture a three-point hitch that transforms the ATV into a small working tractor. The three-point hitch is designed to fit on most four-wheel drive ATVs. The hitch is effective because it locks in the rear suspension and has a built-in float to provide the smooth operation of attached implements. We have two three-point hitch models, one of which meets engineering standards for category zero hitches and the other meets engineering standards for category one hitches. The hitch design allows the use of implements such as a cultivator, moldboard plow, disc harrow, furrower, rake, one row planter and a rear blade. We manufacture and sell all of these implements.

Sprayers.

     We offer rack-mounted sprayers in both 15 and 25-gallon sizes. There are four different models of rack-mounted sprayers available depending on spraying needs: Econo Spot, Deluxe, Professional and Ag-Commercial. The sprayers can be purchased with either a 43" or 120" spray boom. The sprayers mount easily and quickly on the rear rack of an ATV.

Spreaders.

     We offer a 100-pound capacity hopper for front or rear mounting. This product is used for spreading everything from fertilizer to seed to salt pellets for winter de-icing. The spreader's flow rate and spread pattern are adjustable.

Other.

     Additionally, we offer a wide array of products such as tire chains, rack boxes, CV boot guards, spotlights, trailers, gun racks, cargo boxes, steel mesh baskets, and bed lift kits for various utility vehicles. Through acquisitions three years ago we have added a branded product line to our ATV accessories segment, Perf-Form Products, a line of premium oil filters and oil coolers for
motorcycles and ATVs.   The Perf-Form products have performed well the
past three years and we believe there still is great growth potential to be realized.

Wheel Covers

     We are a leading producer of injection-molded plastic specialty vehicle wheel covers for vehicles such as golf cars, riding lawn mowers and light duty trailers. This segment represents approximately 9% of our total company sales. Wheel cover products include 6", 8" and 10" sizes offered in both hot-stamped and metalized options. Styles include the Turbine, Sport Edition, and Maxam.

Lawn and Garden

     This segment contains our Weekend Warrior products which feature pull-behind and 3-point implements designed and built for garden tractors and utility vehicles as well as other products designed and built specifically for lawn and garden and utility vehicle equipment manufacturers for their own private product lines. Our products enhance the functionality and versatility of these tractors and utility vehicles. This segment represents approximately 2% of our total company sales. Products include a 64" tandem disc, 60" cultivator, brush cut mower, 15 and 25 gallon sprayers, spotlight, gun and tool rack, soft goods, bed lift, and a full line of three-point tillage equipment. As growth in the lawn and garden industry and utility vehicle industry continues this will allow the company to address the seasonality of our ATV accessory products by providing sales in quarters traditionally slow in our main ATV Accessories business segment.


PRODUCT DEVELOPMENT
-------------------

     We have remained competitive and grown over the past years by designing and marketing new products continually. We employ an experienced staff of four product design professionals that work with CAD/CAM technology in the design of new products. This R&D group serves two primary functions: product retrofitting and new product design. Retrofitting of existing products accounts for roughly 50 percent of the engineers' time. Product development costs have averaged under 1% of net sales the last three years. Management considers the engineering group a critical factor to the company's future and current success.

     New products introduced in 2005 included: a Yamaha V-Star motorcycle oil filter relocation kit, a 60 inch Quick Sweep broom, rear CV Boot Covers, bed side extensions and a rear screen for the John Deere Gator, and a variety of bags, ATV covers and
other soft goods under the Weekend Warrior product line.   New
products introduced in 2004 included: a recently patented Electric Blade Angle Kit, a 54" straight blade, a tool, gun and gear carrier for compact utility vehicles, Weekend Warrior and private label blades, gun and tool carriers, winch mounts, bed lifts, and a variety of private licensed products for lawn and garden and utility vehicle original equipment manufacturers (OEM's), such as John Deere, Club Car, and Compact Power Equipment.

     We are continually developing and researching new products, processes, and new applications for existing products. There are no products presently being developed that will require a material investment of our resources.


PATENTS AND TRADEMARKS
----------------------

     We maintain trademarks for all of our product names. In addition, we maintain patents for wheel covers, 3-point hitches, rack utility boxes, work power lift system, rub block on work power lift, grablight, the 5th wheel trailer, Perf-Form oil filter/cooler, and the Weekend Warrior universal tow frame. We also patented our Electric Blade Angle Kit which allows a rider to conveniently swivel any of our straight blades by a handlebar mounted switch while remaining seated on the ATV, making plowing a much quicker and more efficient process.


SUPPLIERS
---------

     On April 29, 2005 we acquired Simonsen Iron Works, Inc., which had been our largest supplier of fabricated steel parts for total consideration of $7,000,000 in cash and $8,000,000 worth of our common stock. During the period October 1, 2004 through April 29, 2005, we purchased approximately $3,907,000 of goods from Simonsen. This represented approximately 67% of our raw goods purchases during that period and approximately 42% of our raw goods purchases for the entire fiscal year of 2005. We believe that our partnership with Simonsen has been a key to the success of our Company as working with this vendor allowed us to maintain the highest quality parts at the most economical cost. Going forward as one company will allow us to bring products to market sooner, reduce costs by streamlining production processes, and reducing overhead to maximize profits, while maintaining our high quality product standard.
MARKETING - CHANNELS OF DISTRIBUTION:

     ATV Accessories:
     ----------------

Domestic Distribution

     We distribute our products domestically through 9 distributors that specialize in motorcycle and ATV accessories. These distributors are either regional or national. We believe that virtually every ATV dealer in the United States is served by
at least two of these distributors.   Because of this overlap we
believe that we would experience a minimal decline in sales if any one of our distributors decided to stop selling our products. Most of these distributors have been customers of Cycle Country since we first began selling ATV accessories. Our most recent distributor was added last year.

     During the year ended September 30, 2005, domestic accessory sales represent approximately 88% of our total ATV Accessory sales. For 2005, our largest distributor accounted for 23% of our domestic accessory sales and our five largest distributors accounted for 62% of our domestic accessory sales.

     In cooperation with John Deere, Land Pride, and Bristers, we have developed several products that are now being sold as accessories for John Deere lawn and garden equipment, Land Pride utility vehicles, and Bristers utility vehicles. In addition, we have also cooperated with John Deere to provide licensed accessories for its line of Utility ATV's. Products include bags, plow kits, helmets, gloves, gun rack, grab light, and an ATV cover that Cycle Country manufactures and distributes to authorized John Deere ATV dealers as officially licensed product. OEM sales during the year ended September 30, 2005 represent approximately 13% of our total ATV Accessory sales. We intend to continue expanding our associations with John Deere, Land Pride, and Bristers in the future as well as to seek new opportunities with other similar OEM's.
                                       33

International Distribution

     We distribute our products internationally through 10 distributors that sell our products in over 30 countries. This department is in its 9th year of existence and has provided us with a profitable expansion of the ATV Accessory segment of business. We were recognized as the Iowa Small Business Exporter of the year in 1997 and received the Governor's Export Award in that same year.

     International accessory sales represent approximately 12% of our total ATV Accessory sales during the year ended September 30, 2005. We believe that the international market will continue to be a significant contributor to our long-term sales growth.

Wheel Covers:

     We market wheel covers to virtually all golf car manufacturers. We estimate we provide approximately 70% of all wheel covers sold to these golf car manufacturers. Sales to these golf car OEM's are made directly by our sales force.

     We also market our wheel covers to golf courses and golf car dealers through an extensive network of golf equipment distributors. Management estimates that this distributor network allows us to achieve a 70% market share of the golf car after market wheel cover sales.

Lawn and Garden:

     We market our lawn and garden accessories mainly by working with lawn and garden equipment and utility vehicle equipment manufacturers to introduce our accessories into their product lines and creating new accessories for their product lines. We also, through our Weekend Warrior products, sell to national retail outlets and lawn and garden dealers. As this segment is a fairly new market for us, we will continue to pursue opportunities with OEM's and direct-to-market distribution opportunities to further our growth in this market.


Sales and Promotion

ATV Accessories:

     We employ a sales force of five people to market our ATV products. Our primary method of penetrating the market of ATV dealers is to leverage the sales work to the representatives employed by our distributors. These representatives call on every ATV dealer in the United States and each of the over 30 countries represented by our distributors. We view our job as educating these representatives so they can effectively sell our product line.

     Each year we produce a catalog of our entire product line and make a new video that demonstrates the applicability of our products. Distributors are allowed unlimited quantities of these sales tools. Sales programs such as an early order program that allows for a discount off of distributor price and an annual rebate incentive based on achievement of predefined sales targets are utilized to promote the product line throughout the year.

     Our sales people exhibit at several national and international trade shows each year in conjunction with our distributors. These representatives also travel to each of our domestic distributors each year to demonstrate new products and address concerns that may arise. We attend the Dealernews International Powersports Dealer Expo and the ATV Industry Magazine's ATV Expo to demonstrate our current and new products to our distributors and ATV dealers.

Golf Market:

     The primary means we use to sell our wheel covers is to attend semi-annual golf industry trade shows and produce a brochure for distribution to interested parties. Our sales person calls on and markets directly to golf car OEMs, distributors, dealers, and national retail golf outlets. We also leverage the after market sales work to the representatives employed by our distributors to reach golf car dealers and golf courses throughout North America.

Lawn and Garden

     We utilize a sales force of two people to market our lawn and garden products. Our primary method of penetrating the market of OEM's is to make direct contact with potential manufacturers or to follow up on leads brought to us through our advertising or current OEM customers. Our sales force also contacts national and regional retail outlets as well as lawn and garden dealers.

     Each year we produce a catalog of our entire product line and make a new video that demonstrates the applicability of our products. Our lawn and garden and retail outlet customers are allowed unlimited quantities of these sales tools.

     Our sales people exhibit at regional and national trade shows each year. They also travel to OEM or retail outlet customers to demonstrate our products and address concerns that may arise.

Advertising

     We advertise our ATV and lawn and garden accessories in national trade magazines, professionally developed videos, annual catalog, magazine and television advertising campaigns. Additionally we have three Internet sites located at: www.cyclecountry.com , www.perf-form.com , and www.weekend-warrior.com.

COMPETITION

     We are one of the largest ATV accessory manufacturers in the world. Management estimates that we control over 50% of the worldwide market in several product categories. Additionally, management estimates that we maintain 70% market share of the OEM golf car hubcap market and 70% of the golf car hubcap aftermarket.

     As with any industry we are faced with competition. However, due to our aggressive marketing and innovative product line, we maintain the largest market share in the ATV Utility Accessory Market as well as the wheel cover market. With our recent entry into the lawn & garden accessory market, our goal is to achieve a leading market share in that market.

     However, the markets for all of our products are competitive. We expect the markets for our products to become even more competitive if and when more companies enter them and offer competition in price, support, additional value added services, and quality, among other factors.

EMPLOYEES
---------

     As of September 30, 2005, we have 120 full-time employees, including 85 in production, 5 in sales, 7 in administration, 13 general office, 7 in research and development and 3 drivers. We presently have no labor contract with any unions and we do not anticipate unionization of our personnel in the foreseeable future. We believe our relationship with our employees is good. From time to time, we hire part time employees, ranging from a minimum of 1 to a maximum of 6. We also regularly utilize 12-16 temporary employees at our Spencer facility through a local employment agency to handle high seasonal demand peeks.

LEGAL PROCEEDINGS
-----------------

     At times we are involved in lawsuits in the ordinary course of business. These lawsuits primarily involve claims for damages arising out of the use of our products. As of the date of this filing, we are not a party to any material legal proceedings. We currently carry two million dollars of product liability insurance.

     Prior to the merger, Simonsen Iron Works Inc. was named a defendant in a wage discrimination lawsuit filed by Lori Christenson in the Iowa District Court in and for Clay County, IA (Case No. LACV 25639) that was filed on November 13, 2003. The suite was filed seeking monetary damages under the Equal Pay Act and for Retaliatory Discharge. Upon a motion for summary judgment sought by Simonsen, the court dismissed the count based on the Equal Pay Act during the third quarter of fiscal 2005. At that time the court allowed the retaliatory discharge claim but Simonsen subsequently filed a motion to reconsider and dismiss this charge as well. As of the date of this report the court has ruled on this motion to reconsider and denied the motion, the remaining portion of the case is presently set to go to trial in 2006. Simonsen's, and now the Company, have contested the case vigorously and do not expect its outcome to have a material impact on its financial position.


DESCRIPTION OF PROPERTIES
-------------------------

     Our principal office and manufacturing facility is a modern 106,000 square foot facility located at 2188 Highway 86, Milford, Iowa, which is located on 10 acres at the intersection of two major highways which allows for easy entry and exit for truck traffic. This property is zoned light industrial and will support an additional 51,000 square foot building expansion. We own this facility.

     Our manufacturing facility located at 1701 38th Avenue West, Spencer, Iowa is a modern 115,000 square foot facility, which is located on 16 acres in the Spencer Technical Park. This property will support an additional 150,000 square foot building expansion. Also located in the Spencer Technical Park is a modern 20,000 square foot facility located at 3403 West Milwaukee Street, which is currently used as a warehouse but could be used for manufacturing. We own both Spencer facilities as a result of the acquisition of Simonsen Iron Works on April 29, 2005.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND/FINANCIAL DISCLOSURE.
-----------------------------------------------------------

(a) Dismissal of Independent Accountant.

      (i) On January 16, 2004, the Board of Directors of Cycle Country Accessories Corp. (the "Company") unanimously dismissed Tedder, James, Worden & Associates, P.A. ("Tedder") as the Company's independent accountant.

      (ii) The reports of Tedder regarding the Company's financial statements for the fiscal years ended September 30, 2003, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles.

      (iii) In connection with Tedder's audits of the Company for the fiscal years ended September 30, 2003, 2002 and 2001, and during the period from September 20, 2003 through January 19, 2004 there were no disagreements with Tedder on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Tedder, would have caused it to make reference thereto in its reports regarding the Company's financial statements for such years.

      (iv) The Company has requested that Tedder furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of such letter, dated January 23, 2004, is filed as
Exhibit 16 to this Form 10-KSB.

(b) Engagement of Independent Accountant.

      (i) On January 16, 2004, the Board of Directors of the Company engaged Henjes, Conner, Williams, and Grimsley, L.L.P ("Henjes") as its independent accountant.

      (ii) During the fiscal years ended September 30, 2003, 2002 and 2001, and during the subsequent interim period prior to such engagement, the Company did not consult Henjes regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinion that might be rendered by Henjes on the Company's financial statements, and Henjes did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

(c) Changes In Registrant's Certifying Accountant.

      (i) The Registrant's certifying accountant,
Henjes, Conner, Williams & Grimsley, L.L.P ("Henjes
L.L.P.") applied to, and received approval from, the Securities and Exchange Commission to change its entity from a limited liability partnership to a professional corporation electing to be taxed as a Subchapter S corporation. Simultaneous with this change Henjes L.L.P.
also applied to and received approval from the SEC to change its name to Henjes, Conner & Williams, P.C. ("Henjes
P.C."). These changes were deemed effective on November 1, 2005.

        (ii) As a result of the above change, on November
1, 2005, the Board of Directors of the Company engaged
Henjes, P.C. as its independent accountant.

                                  MANAGEMENT
                                  ----------

                       Directors and Executive Officers

Our directors, executive officers and key employees are as follows:



Name                   Age      Position                      Current Position
                                                                 Held Since
------------------------------------------------------------------------------
F.L. Miller            65       Director                            2001

Jim Danbom             62       Director                            2001

L.G. Hancher Jr.       52       Director                            2001

Rod Simonson           50       Director                            2001

Ron Hickman            55       Chief Executive Officer,
                                President and Director              2001

David Davis            40       Chief Financial Officer and
                                Vice President of Finance           2001

Marie Matthiesen       43       Vice President of Manufacturing     2001

Bradley Danbom         29       Vice President of Sales and
                                Marketing                           2004

Alan Bailey            48       Senior Vice President and
                                Director                            2005

John Gault             63       Director                            2005

Lisa Bailey            46       Senior Vice President               2005


F.L. "Skip" Miller was President of Armstrong Wheels from 1970 until 1998. Then in 1998 from his Chief Executive Officer position, Mr. Miller consummated the company's highly lucrative buy-out from the international conglomerate GKN Wheels. The selling of Armstrong Wheels for an impressive premium price was largely based on his ability to build the company with consistent double-digit annual growth. In 1998 Mr. Miller purchased AERO Race Wheels, Inc., which started as a division of Armstrong Wheels in 1997. AERO Race Wheels today has become the largest manufacturer of steel racing wheels in the United States under his leadership. Mr. Miller participates on the Audit and Operations committees of the board. Mr. Miller is currently serving a three-year term, which will end in 2006.

Jim Danbom was our founder and served as our president from 1981 to 2001. Mr. Danbom will lead the Operations and Planning committees of the board. He has successfully created numerous businesses in his 27 year career. Having successfully created our products at Cycle Country, Mr. Danbom will now focus on acquisitions and new product development while serving on the Operations and Planning committees. Mr. Danbom is currently serving a three-year term, which will end in 2006. Jim Danbom is the father of Bradley Danbom, our Vice President of Sales and Marketing.

 L.G. "Bob" Hancher Jr. has served as Chief Financial Officer of Commerce Street Venture Group since 2000 and in 2005 assumed the position of CEO as well. Mr. Hancher served as the Director of Marketing of Raynor Garage from 1978 to 1988. In 1993, Mr. Hancher co-founded, and is now a past President of International Sports Management, leaving in 2000 to co-found Commerce Street Venture Group. Mr. Hancher participates on the Planning and Audit committees of the board. Mr. Hancher is currently serving a three-year term, which will end in 2006. Mr. Hancher is also a director of Legend Motors Worldwide, Inc.

Rod Simonson became a franchisee for Piccadilly Circus Pizza, Inc. in 1980 by owning and operating 1 of the 5 restaurants under the company's umbrella. Shortly thereafter, Mr. Simonson purchased the parent company and became President of Piccadilly. By 1987, the company became Land Mark Products, Inc., the licensing company for Piccadilly Circus Pizza. Under his leadership, the company evolved from several sit-down pizzerias to a complete turnkey operational partner in convenience stores, malls, hotels, amusement parks and video stores. Today, there are over 800 locations primarily in convenience stores throughout 42 states in the Continental U.S. Mr. Simonson is serving on the Planning and Audit committees of the board. Mr. Simonson is currently serving a three-year term, which will end in 2006.

Ron Hickman, who became our President on August 1, 2001 and our Chief Executive Officer on October 1, 2001, has been a CPA for 30 years, and was our public accountant from our inception until he took a position as General Manager for us in 1995. Mr. Hickman is on the Operations and Planning committees of the company. Mr. Hickman is currently serving a three-year term, which will end in 2006.

David Davis, who became our Chief Financial Officer on October 1, 2001, has been a CPA for 14 years. Prior to joining Cycle Country, Mr. Davis served as Controller for a Midwest lawn and garden power equipment distributor from 1997-2001 and worked for several years prior to that as a CPA at a Midwest regional public accounting firm.

Marie Matthiesen has been with the Company since 1989. Starting in the accounting department, Ms. Matthiesen has worked her way up and since 2001 serves as our Vice President of Manufacturing.

Bradley Danbom has been a member of our sales department since 1997. Mr. Danbom was appointed Vice President of Sales and Marketing in
2004.  Bradley Danbom is the son of Jim Danbom, one of our Directors.

Alan Bailey joined Cycle Country as a Senior Vice President with the acquisition of Simonsen Iron Works, Inc. on April 29, 2005. Prior to the acquisition, Mr. Bailey served as President of Simonsen Iron Works, a family owned business started in 1906, for the last 6 years. He was also part owner of Simonsen's. Under Mr. Bailey's leadership, Simonsen Iron Works experienced 8% average annual growth. Before joining the family business in 1995, he was a mechanical engineer for International Paper. Mr. Bailey joined the board in July of 2005 and is currently serving a three-year term, which will end in 2008. Alan is the spouse of Lisa Bailey and the son of David and Joan Bailey, also owners of the former Simonsen Iron Works.

Lisa Bailey became a Senior Vice President for Cycle Country with the purchase of Simonsen Iron Works, Inc. on April 29, 2005. Ms. Bailey was a Vice President at Simonsen Iron Works for the 6 years prior to the acquisition. She was also part owner of the business. As Vice President, Ms. Bailey was in charge of personnel and operations. Prior to joining Simonsen Iron Works in 1995, She worked for The Gazette Company, a regional daily newspaper with circulation of approximately 66,000 and commercial printer, for 14 years where she attained the position of pre-press manager. Lisa Bailey is the spouse of Alan Bailey.

John Gault worked for Deere and Company in various engineering and manufacturing positions for 35 years prior to retirement in 2002. John held positions including General Manager of two of their factories, the largest of which had sales ranging from $1.5 to $1.8 billion. He also spent two years as Vice President: Engineering, Information and Technology. Mr. Gault joined the board in July of 2005 and is currently serving a three-year term, which will end in 2008.

Directors' Remuneration

Effective October 1, 2004, our outside, non-management directors are compensated for serving on the board of directors. Outside, non-management directors receive $500 in common shares as compensation for each board meeting that they attend. For the fiscal year ended September 30, 2005, the non-management directors were issued a total of 2,076 shares of common stock in late December 2005.


Audit Committee

	The audit committee of our board of directors is comprised of three directors, L.G. Hancher, Jr., F.L. Miller, and Rod Simonson. Each member of the committee is an independent director as defined by the American Stock Exchange rules. In addition, our board of directors has determined that L.G. Hancher, Jr., as defined by the SEC rules, is both independent and an audit committee financial expert. Mr. Hancher has extensive experience reading, analyzing, and preparing GAAP financial statements and SEC reports and filings.

EXECUTIVE COMPENSATION
----------------------

Summary Compensation Table

     The following table sets forth the total compensation paid to or accrued for the fiscal years ended September 30, 2005, 2004 and 2003 to our Chief Executive Officer. The Company did not have any other officers whose total compensation exceeded $100,000, as defined in
Item 402 of Regulation S-B, who were serving as executive officers at the end of our last fiscal year.

Annual Compensation
-------------------



                                                  Other          Restricted    Securities                All
Name and               Fiscal                     Annual         Stock         Underlying     LTIP       Other
Principal Position     Year     Salary    Bonus   Compensation   Awards        Options        Payouts    Compensation
---------------------------------------------------------------------------------------------------------------------
Ronald Hickman,
President              2005     150,000   41,125   500<F1>         0             0              0        9,787 (2)
                       2004     150,000   69,370   500<F1>         0             0              0        9,136 (3)
                       2003     150,000   12,772   500<F1>         0             0              0        7,106 (4)




(1)	Christmas bonus.
(2)	Comprised of $1,771 value of personal use of company
auto and $8,016 paid for health insurance.
(3)	Comprised of $1,705 value of personal use of company
auto and $7,431 paid for health insurance.
(4)	Comprised of $1,634 value of personal use of company
auto and $5,472 paid for health insurance.

Stock Option Grants in the past fiscal year
-------------------------------------------

We have not issued any grants of stock options in the past fiscal year.


Employment Agreements
---------------------

     We have entered into employment agreements with certain of our key executives as follows:

     We entered into an employment agreement with Ron Hickman, our President, effective August 1, 2001 for a period of five years under which we have hired him to continue as our President. The agreement calls for Mr. Hickman to receive an annual income of $150,000 per year plus a bonus equal to three percent (3%) of our net income before taxes and bonus. The agreement also provides for Mr. Hickman to receive standard benefits such as health insurance coverage, 401(k) retirement savings plan, sick and vacation time and use of an automobile.

     We entered into an employment agreement with Jim Danbom, our former President, effective August 1, 2001 for a period of three years under which we hired him to continue as a consultant on an "as needed" basis. This agreement was renewed by action of the board of directors in fiscal 2004 for an additional three years. The agreement calls for Mr. Danbom to receive an annual income of $75,000 per year and to receive standard benefits such as health insurance coverage, 401(k) retirement savings plan, sick and vacation time and use of an automobile.

     We entered into an employment agreement with Alan Bailey, our Senior Vice President, effective May 1, 2005 for a period of five years under which we have hired him to serve as our Senior Vice President. The agreement calls for Mr. Bailey to receive an annual income of $125,000 per year plus a bonus equal to one and one-half percent (1.5%) of our net income before taxes and bonus. The agreement also provides for Mr. Bailey to receive standard benefits such as health insurance coverage, 401(k) retirement savings plan, sick and vacation time and use of an automobile.

     We entered into an employment agreement with Lisa Bailey, our Senior Vice President, effective May 1, 2005 on a month to month basis under which we have hired her to serve as our Senior Vice President. The agreement calls for Ms. Bailey to receive an annual income of $75,000 per year. The agreement also provides for Ms. Bailey to receive standard benefits such as health insurance coverage, 401(k) retirement savings plan, and sick and vacation time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of our common stock as of the date of this report, by (i) those shareholders known to be the beneficial owners of more than five percent of the voting power of our outstanding capital stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group:


Name and Address of              Number of             Percent
Beneficial Owner                 Shares Owned          Owned
-------------------              ------------          -------

Ron Hickman
c/o Cycle Country
Accessories Corp.
2188 Highway 86
Milford, IA 51351                274,937                3.77%

Jim Danbom
106 Channel Court
Marco Island, FL 34145           725,865                9.96%

Jan Danbom
106 Channel Court
Marco Island, FL 34145           684,865                9.40%

Commerce Street Venture Group
17322 Westfield Park Rd
Westfield, IN 46074              365,000                5.01%

Rod Simonson
1007 Okoboji Avenue
Milford, IA 51351                 36,330                0.50%

Marie Matthiesen
c/o Cycle Country
Accessories Corp
2188 Highway 86
Milford, IA 51351                 13,500                0.19%

David Davis
c/o Cycle Country
Accessories Corp
2188 Highway 86
Milford, IA 51351                  8,500                0.12%

Bradley Danbom
c/o Cycle Country
Accessories Corp
2188 Highway 86
Milford, IA 51351                 13,500                0.19%

F.L. Miller
2500 Manhattan Blvd
Spirit Lake, IA 51360             25,800                0.35%

L.G. Hancher, Jr.
17322 Westfield Park Rd
Westfield, IN  46074             165,000                2.26%

John Gault
242 Stillwater Court
Marco Island, FL 34145            10,000                0.14%

Alan Bailey
c/o Cycle Country
Accessories Corp
1701 38th Ave West
Spencer, IA 51301                653,779                8.97%

Lisa Bailey
c/o Cycle Country
Accessories Corp
1701 38th Ave West
Spencer, IA 51301                326,889                4.49%

David Bailey
1209 Country Club Lane
Spencer, IA 51301                599,296                8.23%

Joan Bailey
1209 Country Club Lane
Spencer, IA 51301                599,296                8.23%

All Directors and Officers
as a Group (11 Persons)        2,244,100               30.93%

                             SELLING SHAREHOLDERS
                             --------------------

     The shares of common stock offered hereby were originally issued by us in connection with the acquisition of Simonsen Iron Works, Inc. The selling shareholders and any of their respective pledgees, donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the common stock offered hereby.

     On April 29, 2005, we consummated an Agreement and Plan of
Merger (the "Agreement") with the Selling Shareholders through which we acquired Simonsen Iron Works. The terms of the Agreement provided that the Selling Shareholders exchanged 100% of the outstanding shares of Simonsen, for cash consideration of $7,000,000 and $8,000,000 worth of our common stock. The shares of common stock will be valued at the lessor of: (a) the average of the closing prices for registrant's common stock as reported by the American Stock Exchange for each of the 30 consecutive trading days beginning on May 31, 2005 and ending
on July 12, 2005 (the "Pricing Period") and (b) $6.65.    During the
Pricing Period, the average per share price was $3.67. Accordingly, the Selling Shareholders received in the aggregate 2,179,280 shares of our common stock.

     The following table sets forth information as of the date of this prospectus, with respect to the selling shareholders and the common stock beneficially owned by the selling shareholders that may be offered pursuant to this prospectus. Such information has been obtained from the selling shareholders. Subsequent to the consummation of the transaction Alan Bailey, one of the selling shareholders became one of our directors. Immediately prior to the transaction, the selling shareholders did not have, and within the past three years none of them have had, any position, office or other material relationship with us or any of our predecessors or affiliates other than Simonsen Iron Works, which was our primary supplier of raw materials and as a result of the ownership of the shares of common stock acquired in connection with our acquisition of Simonsen Iron Works, Inc. Because the selling shareholders may offer all, some or none of the common stock pursuant to this prospectus, no estimate can be given as to the amount of the common stock that will be held by the selling shareholders upon completion of this offering.




               Common Stock             Percentage        Shares to be           Shares owned         Percentage
Name           Beneficially Owned       Before Offering   Sold in Offering(1)    After Offering(2)    After Offering(2)
-----------------------------------------------------------------------------------------------------------------------
Alan Bailey     653,779                 8.97%             653,779                      -0-                  0%

David Bailey    599,296                 8.23%             599,296                      -0-                  0%

Joan Bailey     599,296                 8.23%             599,296                      -0-		    0%

Lisa Bailey     326,889                 4.49%             326,889                      -0-		    0%


(1) 	This registration statement shall also cover any additional
shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar
transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2)	Assumes the sale of all shares offered hereby.


                             CERTAIN TRANSACTIONS
                             --------------------

     Prior to becoming a director, management of the company engaged John Gault in October 2004 to consult with management on cost reduction initiatives and projects. The consulting agreement calls for fees to be paid to Mr. Gault based on cost savings achieved over a one year period. Half of the fee is paid upon implementation of the cost saving project and the other half is payable in 4 - 6 months from the implementation date. Consulting fees paid to Mr. Gault through November 30, 2005 were $61,947.

                          DESCRIPTION OF SECURITIES
                          -------------------------

General

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 7,285,432 shares of common stock and no shares of preferred stock were outstanding. The transfer agent for our common stock is Atlas Stock Transfer of Salt Lake City, Utah.

Common Stock

     We are authorized to issue 100,000,000 shares of our common stock, $0.0001 par value, of which 7,285,432 shares are issued and outstanding as of the date of this prospectus. The issued and outstanding shares of common stock are fully paid and non-assessable. Except as provided by law or our certificate of incorporation with respect to voting by class or series, holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

     Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock will be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends. Upon our liquidation or dissolution, holders of shares of common stock will be entitled to share proportionally in all assets available for distribution to such holders.

Preferred Stock

     The board of directors has the authority, without further action by our shareholders, to issue up to 20,000,000 shares of preferred stock, par value $.0001 per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. No shares of preferred stock are currently issued and outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change of our control.


Warrants

     Certain shares of common stock offered by Cycle Country Accessories Corp. (a Nevada corporation) on August 21, 2001 had warrants attached which expired on August 21, 2005. There were 1,458,250 warrants outstanding related to the common stock offered on August 21, 2001 as of August 21, 2005. Each warrant entitled the holder thereof to purchase one share of common stock at a price per share of $4.00. Each unexercised warrant was redeemable by us, prior to their expiration, at a redemption price of $0.001 per warrant at any time, upon 30 days written notice to holders thereof, if (a) our common stock is traded on

NASDAQ or listed on an exchange and (b) the Market Price (defined as the average closing bid price for twenty (20) consecutive trading days) equals or exceed 120% of the exercise price.

     On June 9, 2003 the Company issued warrants to purchase 40,000 shares of the Company's common shares. The holder is entitled to purchase the common shares at an exercise price per share of $4.00 ending on June 9, 2010. All 40,000 of these warrants are presently outstanding.

     Pursuant to applicable federal and state securities laws, in the event a current prospectus is not available, the warrant holders may be precluded from exercising the warrants and we would be precluded from redeeming the warrants. There can be no assurance that we will not be prevented by financial or other considerations from maintaining a current prospectus. Any warrant holder who does not exercise prior to the redemption date, as set forth in our notice of redemption, will forfeit the right to purchase the common stock underlying the warrants, and after the redemption date or upon conclusion of the exercise period, any outstanding warrants will become void and be of no further force or effect, unless extended by our Board of Directors.

     The number of shares of common stock that may be purchased with the warrants is subject to adjustment upon the occurrence of certain events, including a dividend distribution to our shareholders or a subdivision, combination or reclassification or our outstanding shares of common stock. The warrants do not confer upon holders any voting or any other rights as our shareholders.

     We may at any time, and from time to time, extend the exercise period of the warrants, provided that written notice of such extension is given to the warrant holders prior to the expiration date then in effect. Also, we may reduce the exercise price of the warrants for limited periods or through the end of the exercise period if deemed appropriate by the Board of Directors. Any extension of the term and/or reduction of the exercise price of the warrants will be subject to compliance with Rule 13e-4 under the Exchange Act including the filing of a
Schedule 14E-4. Notice of any extension of the exercise period and/or reduction of the exercise price will be given to the warrant holders. We do not presently contemplate any extension of the exercise period or any reduction in the exercise price of the warrants. The warrants are also subject to price adjustment upon the occurrence of certain events including subdivisions or combinations of our common stock.

Market Information

     Our common stock lists on the American Stock Exchange under the symbol: ATC. The table below sets forth the reported high and low bid prices for the periods indicated.


                              High          Low
--------------------------------------------------
FY 2005
--------------------------------------------------
Fourth Quarter                $4.33         $2.89
Third Quarter                 $5.45         $3.00
Second Quarter                $5.75         $4.72
First Quarter                 $6.49         $4.60
--------------------------------------------------
FY 2004
--------------------------------------------------
Fourth Quarter                $5.41         $4.26
Third Quarter                 $5.88         $4.97
Second Quarter                $5.74         $4.25
First Quarter                 $4.90         $4.39
--------------------------------------------------

     As of December 12, 2005, there were approximately 712 holders of record of Common Stock inclusive of those brokerage firms and/or clearing-houses holding the Company's Common Stock in street name for their clientele (with each such brokerage house and/or clearing house being considered as one holder).

     The Company has never paid a dividend on its common stock.
It is the Company's present policy to retain all earnings to provide funds for the future growth of the Company.

Recent Sales Of Unregistered Securities

     The following information is furnished with regard to all securities sold by Cycle Country Accessories Corp. within the past three years that were not registered under the Securities Act. The issuances described hereunder were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering.


Date                 Name                      # of Shares       Total Price
-----------------------------------------------------------------------------
April 29, 2005       Alan Bailey                 653,779             (1)

April 29, 2005       David Bailey                599,296             (1)

April 29, 2005       John Bailey                 599,296             (1)

April 29, 2005       Lisa Bailey                 326,889             (1)

(1) All four issuances made as partial consideration for acquisition of Simonsen Iron Works and were valued in the aggregate at $8,000,000.


Issuer Purchases Of Equity Securities
-------------------------------------

     The Company did not repurchase any shares during the fiscal year ended September 30, 2005.

                             PLAN OF DISTRIBUTION
                             --------------------

     We will not receive any of the proceeds of the sale of the shares of common stock offered by the selling shareholders under this prospectus.

     The selling shareholders may sell their shares of common stock from time to time to purchasers:

     - directly; or

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the common stock.

     The selling shareholders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by the selling shareholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling shareholders were deemed to be an underwriter, the selling shareholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The common stock may be sold by the selling shareholders in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

     - in the over-the-counter market; or

     - otherwise than on such exchanges or services or in the over-the-counter market.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling shareholder. The selling shareholders might not sell any or all of the common stock offered pursuant to this prospectus. The selling shareholders might instead transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling shareholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other such person. In addition, Regulation M under the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     We agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

     - Such time as the selling shareholders may sell all of the shares held by them without registration pursuant to Rule 144 under the Securities Act within a three-month period; or

     - Such time as all of the shares have been sold by the selling shareholders.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                LEGAL MATTERS
                                -------------

     The Law Office of James G. Dodrill II, P.A. of Boca Raton,
Florida will give an opinion for us regarding the validity of the common stock offered in this prospectus.

                                    EXPERTS
                                    -------

     The consolidated financial statements as of September 30, 2005 and 2004 and for the years ended September 30, 2005 and 2004 have been so included in reliance on the report of Henjes, Conner, & Williams P.C., independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.



                               INDEMNIFICATION
                               ---------------

     Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnity undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                     WHERE YOU CAN FIND MORE INFORMATION
                     -----------------------------------


     We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 100 F Street, N.E.., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Cycle Country Accessories Corp. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E.., Washington, D. C. 20549 at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Cycle Country Accessories Corp., 2188 Highway 86, Milford, Iowa 51351 Attention: Ronald Hickman, President.

     Following the effectiveness of this registration statement, we will file reports and other information with the Commission.
All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                    CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

                           CONSOLIDATED FINANCIAL STATEMENTS

                             SEPTEMBER 30, 2005 AND 2004

                                C O N T E N T S
                                ---------------





                                                                 Page
                                                                 ----

Independent Auditors' Report                                     F-1

Consolidated Financial Statements:

  Consolidated Balance Sheets                                    F-2

  Consolidated Statements of Income                              F-3

  Consolidated Statements of Stockholders' Equity                F-4

  Consolidated Statements of Cash Flows                          F-5 - F- 6

Notes to Consolidated Financial Statements                       F-7 - F-28

Supplementary Information:

  Independent Auditors' Report on Supplementary Information      F-29

  Schedule 1 - Consolidated Schedule of Gross Profit             F-30

  Schedule 2 - Consolidated Schedule of Selling, General, and
                Administrative Expenses                          F-31







                                 * * * * * * * *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
Cycle Country Accessories Corp. and Subsidiaries
Milford, Iowa


We have audited the accompanying consolidated balance sheets of CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES, (a Nevada corporation) as of September 30, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cycle Country Accessories Corp. and Subsidiaries, as of September 30, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with U. S. generally accepted accounting principles.


/s/ Henjes, Conner & Williams, P.C.

Certified Public Accountants


Sioux City, Iowa
November 11, 2005

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2005 AND 2004


                                    ASSETS
                                    ------

                                                     2005         2004
                                                     ----         ----
CURRENT ASSETS
        Cash and Cash Equivalents                $  1,225,768    $  2,594,471
        Accounts Receivable - Trade, Net            1,925,952       1,237,582
        Inventories - Note 3                        4,991,796       3,481,051
        Taxes Receivable                              167,576               -
        Deferred Income Taxes - Note 10               106,882          75,685
        Prepaid Expenses and Other - Note 4           122,942         278,208
                                                 ------------    ------------

                        Total Current Assets     $  8,540,916    $  7,666,997

PROPERTY, PLANT AND EQUIPMENT, Net - Note 6      $ 13,944,568    $  2,898,973

OTHER ASSETS
        Intangible Assets, Net - Note 5          $    181,005    $    200,994
        Goodwill                                    4,890,146          41,700
        Other Assets - Note 7                         144,410          25,000
                                                 ------------    ------------

                        Total Other Assets       $  5,215,561    $    267,694
                                                 ------------    ------------

Total Assets                                     $ 27,701,045    $ 10,833,664
                                                 ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
        Accounts Payable                         $    427,226    $  1,485,522
        Accrued Income Taxes                                -         624,259
        Accrued Expenses - Note 8                     775,365         729,877
	Current Portion of Bank Notes Payable -
                Note 9                                465,654               -
                                                 ------------    ------------

                      Total Current Liabilities  $  1,668,245    $  2,839,658

LONG-TERM LIABILITIES
	Bank Notes Payable - Less Current Portion -
                Note 9                            $  6,332,891              -
        Deferred Income Taxes - Note 10              2,577,581        126,209
                                                  -----------    ------------

Total Long-Term Liabilities                       $  8,910,472   $    126,209

STOCKHOLDERS' EQUITY
        Common Stock                              $        631   $        499
        Additional Paid-In Capital                  14,371,639      5,928,831
        Retained Earnings                            2,750,058      1,938,467
                                                  ------------   ------------
           Total Stockholders' Equity             $ 17,122,328   $  7,867,797
           Total Liabilities and Stockholders'    ------------   ------------
                          Equity                  $ 27,701,045   $ 10,833,664
                                                  ============   ============

         See Accompanying Notes to Consolidated Financial Statements

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004





                                           2005                2004
                                           ----                ----

NET SALES                                $ 17,053,089         $ 20,505,314
  Freight Income                              128,374              160,360
                                        -------------         ------------
     Total Net Sales                     $ 17,181,463         $ 20,665,674

Cost of Goods Sold                        (11,847,409)         (15,352,494)
                                        -------------         ------------

     Gross Profit                        $  5,334,054         $  5,313,180

Selling, General and Administrative
  Expenses                                ( 3,920,370)         ( 2,985,598)
                                        -------------         ------------

     Income from Operations              $  1,413,684         $  2,327,582

Non-Operating Expense, Net - Note 12      (    91,383)         (   151,638)
                                        -------------         ------------

     Income Before Provision for Income
       Taxes                             $  1,322,301         $  2,175,944

Provision for Income Taxes - Note 10          510,710              609,994
                                        -------------         ------------

      Net Income                         $    811,591         $  1,565,950
                                       ==============         ============

Weighted Average Shares of Common Stock
	Outstanding:
                Basic                      5,574,838             4,304,682
                Diluted                    5,578,106             4,563,661

Earnings Per Common Share:
                Basic                   $       0.15          $       0.36
                Diluted                 $       0.15          $       0.34





          See Accompanying Notes to Consolidated Financial Statements

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004










                                                 Additional
                                  Common          Paid-In         Retained
                                  Stock           Capital         Earnings        Total

Balances at September 30,
        2003                      $ 445         $ 3,730,189     $   372,517         $ 4,103,151

Net Income                                                        1,565,950           1,565,950

Issuance of Common Stock             11             498,685                             498,696

Exercise of Warrants                 43           1,699,957                           1,700,000
                                     --           ---------      ----------           ---------
Balances at September 30,
        2004                      $ 499         $ 5,928,831     $ 1,938,467         $ 7,867,797

Net Income                                          811,591         811,591

Exercise of Warrants                 12             466,988                             467,000

Issuance of Common
        Stock                       120           7,975,820                           7,975,940
                                    ---           ---------      ---------           ----------
Balances at September 30,
        2005                      $ 631        $ 14,371,639    $ 2,750,058         $ 17,122,328
                                    ===          ==========      =========           ==========


          See Accompanying Notes to Consolidated Financial Statements

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004



INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS







                                                        2005          2004
                                                        ----          ----

CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
        Net Income                                   $   811,591   $ 1,565,950
	Adjustments to Reconcile Net Income to Net
              Net Cash Provided (Used) by Operating
              Activities:
                  Depreciation                           544,602       342,465
                  Deferred Income Taxes                  135,486        26,214
                  Amortization                            21,254        20,812
                  Non-Cash Investment Expenses                 -        52,395
                  (Gain) on Sale of Equipment         (   62,981)   (    9,240)
                  Inventory Reserve                       25,587    (   45,776)
		  (Increase) Decrease in Assets:
                    Accounts Receivable - Trade, Net  (  234,714)   (  156,728)
                    Inventories                       (  566,406)   (  410,542)
                    Taxes Receivable                  (  167,576)       89,507
                    Prepaid Expenses and Other           208,917       211,148
                    Other Assets                      (   20,040)       38,007
		  Increase (Decrease) in Liabilities:
                    Accounts Payable                  (1,210,782)      443,476
                    Accrued Income Taxes              (  624,259)      624,259
                    Accrued Expenses                  (  149,837)      343,064
                                                      -----------      -------

                      Net Cash Provided (Used) by Operating
                          Activities                 $(1,289,158)  $ 3,135,011


CASH FLOWS FROM INVESTING ACTIVITIES
------------------------------------
        Deposits From Restricted Cash Account                  -   $ 1,901,898
	Purchase of Property and Equipment - Simonsen
                Acquisition                          $(6,899,666)            -
        Purchase of Property and Equipment            (  523,184)   (  326,545)
        Acquisition of Intangible Assets              (    1,265)   (    4,713)
	Proceeds from Sale of Property, Plant and
                Equipment                                 90,850        25,223
                                                          ------        ------

                      Net Cash Provided (Used) by Investing
                          Activities                 $(7,333,265)  $ 1,595,863





         See Accompanying Notes to Consolidated Financial Statements

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004



INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS






                                                      2005             2004
                                                      ----             ----

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from Exercise of Warrants           $   467,000    $ 1,700,000
      Proceeds from Bank Notes Payable               7,000,000              -
      Payments on Bank Notes Payable                (  201,455)    (3,631,954)
      Net Borrowings from (Payments on) Bank Line
                of Credit                                    -     (  420,000)
        Payment of Loan Costs                       (   11,825)             -
                                                    -----------    -----------

           Net Cash Provided (Used) by Financing
                          Activities               $ 7,253,720     $(2,351,954)
                                                   -----------     ------------

           Net Increase (Decrease) in Cash and
                          Cash Equivalents         $(1,368,703)    $ 2,378,920

Cash and Cash Equivalents - Beginning of Year        2,594,471         215,551
                                                     ---------         -------

Cash and Cash Equivalents - End of Year            $ 1,225,768     $ 2,594,471
                                                   ===========     ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
	Cash Paid During the Year For:
           Interest, Net of Amounts Capitalized    $   192,223     $   133,342
                                                   ===========     ===========

        Income Taxes Paid                          $ 1,167,059     $    83,641
                                                   ===========     ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING
  AND INVESTING ACTIVITIES
	Issuance of Common Stock for Acquisition of
                Simonsen Ironworks, Inc            $ 8,000,000               -
                                                   ===========     ===========
	Issuance of Common Stock for Payment of
          Investment Expenses                                -     $    52,395
                                                   ===========     ===========

	Issuance of Common Stock for Payment of
          Employee Compensation                              -     $     9,900
                                                   ===========     ===========

	Issuance of Common Stock for Payment of
          Registration Fees                                  -     $    13,152
                                                   ===========     ===========

	Issuance of Common Stock for Payment of Stock
                Promotion Fees                               -     $   423,250
                                                   ===========     ===========



         See Accompanying Notes to Consolidated Financial Statements

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           ------------------------------------------

Reporting Entity and Principles of Consolidation - The consolidated financial statements include the accounts of Cycle Country Accessories Corp. (Cycle Country - Nevada) and its wholly-owned subsidiaries:

	Cycle Country Accessories Corp. (Cycle Country - Iowa)
	Perf-Form, Inc. (Perf-Form)
	Cycle Country Accessories Subsidiary Corp (Cycle Country Sub)

Cycle Country - Nevada and Cycle Country Sub are Nevada corporations, while Cycle Country - Iowa and Perf-Form are Iowa corporations. The entities are collectively referred to as "the Company" for these financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. During the year ended September 30, 2004, the operations of Perf-Form and Cycle Country Sub were merged into Cycle Country - Iowa, leaving corporate shells for those two subsidiaries.

Business Acquisition
--------------------
On April 29, 2005, Cycle Country Accessories Corporation and Subsidiaries acquired 100% of the common stock of Simonsen Iron Works, Inc., the Company's largest supplier. Simonsens is a fabricator of steel and metal parts, components and products for various manufacturers and businesses generally located within Iowa and the surrounding states. The total purchase price for Simonsen Iron Works, Inc. was $15,000,000; $7,000,000 was paid in cash and $8,000,000 was paid with shares of the Company's outstanding common stock. Acquisition costs of $24,060 were incurred. The business acquisition was recorded under the purchase method of accounting which requires the total consideration be allocated to the assets acquired and liabilities assumed based on their fair values in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Accounting for Business Combinations". The excess purchase price over the fair value of the net tangible assets acquired of $4,848,446, was allocated to goodwill.

The results of operations of Simonsen Iron Works, Inc. have been included in the consolidated financial statements from April 29, 2005, the effective date of acquisition. The allocation of purchase price is summarized below:

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Cont.)	Business Acquisition (Cont.)

	Cash and Cash Equivalents   		$    124,394
        Accounts Receivable                          458,656
        Inventories                                  969,926
        Prepaid Expenses                              32,374
        Other Assets                                  99,370
        Property and Equipment                    11,099,335
        Intangibles - Goodwill                     4,848,446
        Current Liabilities Assumed              (   347,812)
        Deferred Tax Liabilities                 ( 2,284,689)
                                                 ------------
                                                $ 15,000,000
                                                 ============


As part of the purchase, Cycle Country was to issue 2,179,260 shares of its common stock to the former owners of Simonsen Iron Works, Inc., of which only 1,203,008 was issued and outstanding at September 30, 2005. The remaining common shares of 976,252 were issued on October 7, 2005, and are anticipated to be registered in early 2006.

The price of the shares was based on Cycle Country's average share price over 30 market days from May 30, 2005 to July 12, 2005 totaling approximately $3.67 per share. Had the shares been issued on May 4, 2005, with the original block of shares earnings per share ("EPS") would be calculated as follows:

				Income  	Shares  	Per Share
        Basic EPS             (Numerator)     (Denominator)     Amount

 Income Available to Common
      Stockholders             $ 811,591         5,980,358     $ 0.14

 Effect of Dilutive Securities
      Warrants                                       3,268
                                                     -----
 Diluted EPS
      Income Available to Common
       Stockholders and Assumed
        Conversions            $ 811,591         5,983,626     $ 0.14
                               =========       ===========     ======

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           ------------------------------------------
(Cont.)

Nature of the Business - The Company is primarily engaged in the design, manufacture, sale and distribution of accessories for all terrain vehicles
(ATVs) to various distributors, dealers and wholesalers throughout the United States of America, Canada, Mexico, South America, Europe, and Asia. Additionally, the Company manufactures, sells, and distributes injection-molded plastic wheel covers for vehicles such as golf carts, lawn mowers, and light-duty trailers. They also have a lawn and garden segment containing Weekend Warrior products which feature pull-behind and 3-point implements designed and built for garden tractors and utility ATVs. The Company's headquarters are located in Milford, Iowa. The Company has a steel fabrication facility in Spencer, Iowa, and an assembly plant and distribution center in Milford, Iowa.

Revenue Recognition - The Company ships products to its customers predominantly by its internal fleet and to a lesser extent by third party carriers. The Company recognizes revenues from product sales when title to the products is passed to the customers and risk of loss transfers to an unrelated third party, which occurs at the point of destination for products shipped by the Company's internal fleet and at the point of shipping for products shipped by third party carriers.

Certain costs associated with the shipping and handling of products to customers are billed to the customer and included as freight income in the accompanying consolidated statements of income. Royalty income earned in connection with the rights to sell a product developed by the Company is recognized when earned and included in non-operating income in the accompanying consolidated statements of income. Sales were recorded net of sales discounts and allowances. Sales discounts and allowances were approximately $419,000 and $622,000 in fiscal 2005 and 2004, respectively.

Cost of Goods Sold - The components of cost of goods sold in the accompanying consolidated statements of income include all direct materials and direct labor associated with the assembly and/or manufacturing of the Company's products.
In addition, an allocation of factory overhead costs is included in cost of goods sold.

Accounts Receivable - Trade credit is generally extended to customers on a short- term basis. These receivables do not bear interest, although a finance charge may be applied to balances more than thirty days past due. Trade accounts receivable are carried on the books at their estimated collectible value.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           ------------------------------------------
(Cont.)

Accounts Receivable - (Cont.)

Individual trade accounts receivable are periodically evaluated for collectibility based on past credit history and their current financial condition. Trade accounts receivable are charged against the allowance for doubtful accounts when such receivables are deemed to be uncollectible. While the Company has a large customer base that is geographically dispersed, a slowdown in markets in which the Company operates may result in higher than expected uncollectible accounts, and therefore, the need to revise estimates for bad debts. To the extent historical experience is not indicative of future performance or other assumptions used by management do not prevail, the provision for uncollectible accounts could differ significantly, resulting in either higher or lower future provisions for uncollectible accounts. In the opinion of management of the Company, no provision is deemed necessary for credit for returns at September 30, 2005 or 2004. The allowance for doubtful accounts of $10,000 at September 30, 2005 and 2004, reflects management's best estimate of future uncollectible accounts.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers cash on hand, deposits in banks, and short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents.

Inventories - Inventories are carried at the lower of cost or market. The cost is determined using the first-in, first-out method. The Company evaluates its inventory value at the end of each quarter to ensure that it is carried at the lower of cost or market. This evaluation includes an analysis of its physical inventory results, a review of potential obsolete and slow-moving stock based on historical product sales and forecasted sales, and an overall consolidated analysis of potential excess inventory. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, the salability of the Company's products or its relationship with certain key vendors, the Company's inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           ------------------------------------------
(Cont.)

Property, Plant, and Equipment - Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets by using the straight-line and accelerated methods. Interest costs on borrowings used in connection with the construction of major facilities are capitalized. The capitalized interest is recorded as part of the asset to which it relates and is depreciated over the asset's estimated useful life.

Routine maintenance and repairs are charged to expense as incurred. Major replacements and improvements are capitalized. When assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts and gains or losses from dispositions are credited or charged to income.

Goodwill and Other Intangible Assets - Goodwill represents the excess of the purchase price over the fair value of assets acquired. Goodwill arising from the Company's March 11, 2002, acquisition of Perf-Form and the Company's April 29, 2005, acquisition of Simonsen Iron Works, Inc., is being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to results of operations in the periods in which the recorded value of goodwill and certain intangibles are determined to be greater than their fair value. The Company has reviewed the goodwill recorded at September 30, 2005 and 2004, and found no impairment.

Other intangible assets are stated at cost and consist of trademarks, covenant not-to-compete agreements, and patents. The trademarks arising from the Company's March 11, 2002 and June 13, 2002, acquisitions have been deemed to have an indefinite life and as such will not be amortized. The covenant not-to-compete agreements are being amortized over their estimated useful lives (5 years for both) and the patents are being amortized over their remaining useful lives of 11 years and 12 years, respectively, as of date of acquisition.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           ------------------------------------------
(Cont.)

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of - The Company's long-lived assets, including property, plant, and equipment, are reviewed for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Investment in Golden Rule (Bermuda) Ltd. - The investment in Golden Rule (Bermuda) Ltd. stock is recorded at cost due to less than 20% ownership.

Warranty Costs - Estimated future costs related to product warranties are accrued as products are sold based on prior experience and known current events and are included in accrued expenses in the accompanying consolidated balance sheets. Accrued warranty costs have historically been sufficient to cover actual costs incurred. The following is a schedule of the accrued warranty expense as of September 30:

Accrued Warranty Expense                       2005           2004

        Balance - Beginning of Period       $ 45,000        $ 39,000
        Warranty Claims Accrued               28,000          49,000
        Warranty Claims Settled              (28,000)        (43,000)
                                              ------          ------
        Balance - End of Period             $ 45,000        $ 45,000
                                              ======          ======

Distributor Rebate Payable - The Company offers an annual rebate program (the "Program") for its ATV accessory distributors. The Program provides for a 7% rebate on purchases of certain eligible products during the Program period if certain pre-determined cumulative purchase levels are obtained. The Program rebate is "paid" to the applicable distributors as a credit against future purchases of the Company's products. The Program rebate liability is calculated and recognized as eligible products are sold based upon factors surrounding the activity and prior experience of specific distributors and is included in accrued expenses in the accompanying consolidated balance sheets. The distributor rebate expense totaled approximately $523,000 and $798,000 in fiscal 2005 and 2004, respectively and is recorded as a reduction of sales in the accompanying consolidated financial statements.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           ------------------------------------------
(Cont.)

Income Taxes - The Company accounts for income taxes utilizing the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.

Earnings Per Share - Basic earnings per share ("EPS") is calculated by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the reporting period. Diluted EPS is computed in a manner consistent with that of basic EPS while giving effect to the potential dilution that could occur if warrants to issue common stock were exercised.

The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the years ended September 30, 2005 and 2004:

                                               For the Year Ended
                                               September 30, 2005
                                               --------------------
                                   Income          Shares         Per-Share
                                 (Numerator)     (Denominator)    Amount
Basic EPS
  Income Available to Common
    Stockholders                $   811,591       5,574,838       $ 0.15

  Effect of Dilutive Securities
    Warrants                                          3,268
                                                      -----
Diluted EPS
  Income Available to Common
    Stockholders and Assumed
    Conversions                 $   811,591       5,578,106       $ 0.15
                                    =======       =========         ====

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           ------------------------------------------
(Cont.)
                                           For the Year Ended
                                           September 30, 2004
                                           ------------------
                                   Income          Shares         Per-Share
                                 (Numerator)     (Denominator)    Amount
Basic EPS
  Income Available to Common
    Stockholders                 $ 1,565,950     4,304,682       $ 0.36

Effect of Dilutive Securities
  Warrants                                 -       258,979
                                    --------       -------
Diluted EPS
  Income Available to Common
    Stockholders and Assumed
    Conversions                  $ 1,565,950     4,563,661       $ 0.34
                                   =========     =========         ====


Advertising - Advertising consists primarily of television, videos, newspaper and magazine advertisements, product brochures and catalogs, and trade shows. All costs are expensed as incurred or when first utilized. Advertising expense totaled approximately $346,000 and $382,000 in fiscal 2005 and 2004, respectively, and is included in selling, general, and administrative expenses in the accompanying consolidated statements of income.

Research and Development Costs - Research and development costs are expensed as incurred. Research and development costs incurred during fiscal 2005 and 2004 totaled approximately $120,000 and $92,000, respectively. For the years ended September 30, 2005 and 2004, costs were included in selling, general and administrative expenses in the accompanying consolidated statements of income.

Shipping and Handling Costs - Shipping and handling costs represent costs associated with shipping products to customers and handling finished goods. Shipping and handling costs totaled approximately $210,000 and $204,000 in fiscal 2005 and 2004, respectively, and are included in selling, general, and administrative expenses in the accompanying consolidated statements of income.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
           ------------------------------------------
(Cont.)

Concentration of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. At various times throughout fiscal 2005 and 2004 and at September 30, 2005 and 2004, cash balances held at a financial institution were in excess of federally insured limits.

The majority of the Company's sales are credit sales which are made primarily to customers whose ability to pay is dependent upon the industry economics prevailing in the areas where they operate; however, concentrations of credit risk with respect to trade accounts receivable is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Seasonality and Weather - The ATV accessories market is seasonal as retail sales of snowplow equipment are generally higher in the fall and winter, and sales of farm and garden equipment are generally higher in the spring and summer. Accordingly, demand for the Company's snowplow equipment is generally higher in the late summer and fall (the Company's fourth and first fiscal quarters) as distributors and dealers build inventories in anticipation of the winter season, and demand for the Company's farm and garden and golf equipment is generally highest in the late winter and spring (the Company's second and third fiscal quarters) as distributors and dealers build inventories in anticipation of the spring season.

Demand for snowplow, farm and garden, and golf equipment is significantly affected by weather conditions. Unusually cold winters or hot summers increase demand for these aforementioned products. Mild winters and cool summers usually have the opposite effect.

Fair Value of Financial Instruments - The carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued income taxes and accrued expenses approximate their fair values because of the short-term nature of these instruments.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004




Note 2  -  ORGANIZATION, MERGER, ACQUISITIONS OF COMMON STOCK OF CYCLE
           COUNTRY - IOWA AND OPERATING FACILITY AND INITIAL PUBLIC OFFERING
           -----------------------------------------------------------------

Cycle Country (Nevada) was incorporated in the State of Nevada on August 15, 2001 as a C corporation. On August 21, 2001, Cycle Country (Nevada) acquired all of the outstanding common stock of Cycle Country (Iowa) for $4,500,000 in cash and 1,375,000 shares of common stock of Cycle Country (Nevada).

Cycle Country (Iowa) was incorporated in the State of Iowa in 1983 and operated as a Subchapter S corporation until August 21, 2001. Okoboji Industries Corp. ("Okoboji Industries"), an entity owned and managed by the same individuals as Cycle Country (Iowa) (i.e. under common control), was incorporated in the State of Iowa in 1987 and operated as a Subchapter S corporation until August 14, 2001.

On August 14, 2001, Cycle Country (Iowa) and Okoboji Industries merged. Okoboji Industries manufactured the plastic wheel covers for what is considered the Company's Plastic Wheel Cover segment (see Note 15). Since both Cycle Country (Iowa) and Okoboji Industries were entities under common control, this transaction has been accounted for in a manner similar to a pooling of interests.



Note 3  -  INVENTORIES
           -----------
The components of inventories at September 30 are summarized as follows:

                                                   2005            2004

		Raw Materials   		$ 2,241,919	$ 1,759,936
                Work in Progress                    679,560          62,460
                Finished Goods                    2,137,505       1,688,879
                Inventory Reserve                (   67,188)     (   30,224)
                                                     ------          ------
                     Total Inventories          $ 4,991,796     $ 3,481,051
                                                  =========       =========

Note 4  -  PREPAID EXPENSES AND OTHER
	Prepaid expenses and other at September 30 consisted of the following:

                                                   2005            2004

		Prepaid Insurance   		$    98,331	$    64,392
                Prepaid Lease                        14,554               -
                Prepaid Promotion                         -         208,563
                Prepaid Stock Exchange Fee            5,000           5,000
                Other                                 5,057             253
                                                      -----             ---
		     Total Prepaid Expenses and
                       Other                    $   122,942     $   278,208
                                                    =======         =======

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004


Note 5  -  ACQUIRED INTANGIBLE ASSETS
           --------------------------

	Acquired intangible assets consist of the following:

                                              As of September 30, 2005
                                              ------------------------
				Weighted-
				Average   	Gross
				Amortization	Carrying 	Accumulated
				   Period   	 Amount  	Amortization

 Amortized Intangible Assets
   Covenant Not to Compete
     Agreements                   5           $  78,000         $ 55,633
   Patents                       12.67           66,846           19,008
                                                 ------           ------
                                              $ 144,846         $ 74,641

 Unamortized Intangible Assets
   Trademarks                                   110,800
     Total Acquired Intangible                  -------
       Assets                                 $ 255,646
                                                =======


                                              As of September 30, 2004
                                              ------------------------
				Weighted-
				Average   	Gross
				Amortization	Carrying	Accumulated
				   Period   	 Amount 	Amortization

 Amortized Intangible Assets
   Covenant Not to Compete
     Agreements                    5            $  78,000       $ 40,033
   Patents                        11.50            65,641         13,354

                                                $ 143,641       $ 53,387
 Unamortized Intangible Assets
   Trademarks                                     110,740
     Total Acquired Intangible
       Assets                                   $ 254,381


Amortization expense totaled $21,254 and $20,812 during fiscal 2005 and 2004, respectively.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004






Note 5  -  ACQUIRED INTANGIBLE ASSETS
           --------------------------
(Cont.)

The estimated future amortization expense for each of the five succeeding years is as follows:

	  Years Ending September 30,
		         2006   		$     20,813
		         2007   		$     11,979
		         2008   		$      5,212
		         2009   		$      5,212
		         2010   		$      5,212


Note 6  -  PROPERTY, PLANT AND EQUIPMENT
           -----------------------------

Property, plant, and equipment, their estimated useful lives, and related accumulated depreciation at September 30, are summarized as follows:

				Range of
				Lives in
                                 Years          2005                 2004

         Land                        -          $    499,820    $    380,000
         Land Improvements        15 - 20            153,471               -
         Building                 15 - 40          7,367,707       1,735,127
         Plant Equipment             7             6,802,971       1,628,463
         Tooling and Dies            7               690,217         670,507
         Vehicles                  3 - 7             779,969         699,314
         Office Equipment          3 - 7             528,588         417,812
         Construction in Progress    -               141,271               -
                                                     -------         -------
                                                $ 16,964,014     $ 5,531,223
         Less:  Accumulated Depreciation         ( 3,019,446)     (2,632,250)
                                                  ----------       ---------
                                                $ 13,944,568     $ 2,898,973
                                                  ==========       =========

Note 7  -  OTHER ASSETS
           ------------

The components of other assets at September 30 are summarized as follows:

                                                        2005      2004

      Unamortized Loan Costs                     $     11,121        -
      Investment in Golden Rule (Bermuda),
        Ltd.                                           25,000   $  25,000
      Cash Surrender Value of Life
        Insurance                                     108,289           -
                                                      -------      ------
      Total Other Assets                         $    144,410   $  25,000
                                                      =======      ======

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004

Note 8  -  ACCRUED EXPENSES
The components of accrued expenses at September 30, are summarized as follows:

                                                  2005           2004

      Distributor Rebate Payable              $ 280,388       $ 399,064
      Accrued Salaries and Related
        Benefits                                293,585         179,072
      Accrued Warranty Expense                   45,000          45,000
      Accrued Real Estate Tax                    94,328          31,289
      Accrued Royalty Expense                     4,990          19,160
      Accrued Insurance Expense                  44,047          27,084
      Accrued Retirement Plan Contribution            -          29,208
      Accrued Interest                            6,527               -
      Accrued Director Fees                       6,500               -
                                                  -----         -------
        Total Accrued Expenses                $ 775,365       $ 729,877
                                                =======         =======

Note 9  -  BANK NOTES PAYABLE
           ------------------
On April 29, 2005, the Company and its commercial lender amended the original secured credit agreement dated August 21, 2001. Under the terms of the amended secured credit agreement, the Company entered into a note payable for $4,000,000 (Note One) and a second note payable for $3,000,000 (Note Two) with the commercial lender, replacing the single note entered into under the original secured credit agreement. The Notes were collateralized by all of the Company's assets, and were payable in monthly installments of $34,297 until April, 2020 for Note One and $44,186 until April, 2012 for Note Two, including principal and interest at prime + 0.50% (7.25% at September 30, 2005) for Note One and principal and interest at prime + 0.50% (7.25% at September 30, 2005) for Note Two. The variable interest rate can never exceed 9.0% or be lower than 5.0% for Note One and Note Two, respectively. The interest rate is adjusted daily, and payments are applied first to interest and then to principal. At September 30, 2005, $3,938,253 and $2,860,292 for Note One and Note Two, respectively, were outstanding.

Additionally, any proceeds from the sale of stock received from the exercise of warrants are to be applied to any outstanding balance on the Notes or the Line of Credit described below.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004


Note  9 -  BANK NOTES PAYABLE
           ------------------

(Cont.)	Aggregate maturities of notes bank payable at September 30, 2005, are as follows:

	  Years Ending December 31,
          -------------------------
		         2006   		$   465,654
		         2007   		$   499,116
		         2008   		$   535,372
		         2009   		$   576,659
		         2010   		$   619,884
		         Thereafter   		$ 4,101,860

The Company has a Line of Credit for the lesser of $1,000,000 or 80% of eligible accounts receivable and 35% of eligible inventory. The Line of Credit bears interest at prime plus 0.75% (7.50% at September 30, 2005) and is collateralized by all of the Company's assets. The variable interest rate can never exceed 10% or be lower than 4.75%. The Line of Credit matures on December 31, 2006. There was no outstanding balance on the Line of Credit at September 30, 2005 and 2004, leaving an available balance of $1,000,000.

The secured credit agreement contains conditions and covenants that prevent or restrict the Company from engaging in certain transactions without the consent of the commercial lender and require the Company to maintain certain financial ratios, including term debt coverage and maximum leverage. In addition, the Company is required to maintain a minimum working capital and shall not declare or pay any dividends or any other distributions. At September 30, 2005, the Company met its financial ratio requirements. At September 30, 2004, the Company was not required to meet any of the required financial ratios, as all notes were paid in full.


Note 10 -  INCOME TAXES
           ------------

	The provisions for income taxes for the years ended
	September 30, 2005 and 2004, consist of the following:

                                                     2005         2004
		Current Tax Provision
                  Federal                      $   368,762     $ 567,076
                  State                              6,462        16,704
                                                     -----        ------
                                               $   375,224     $ 583,780
		Deferred Tax Provision
                  Federal                      $   135,486     $  26,214
                                                   -------        ------
                   Total Income Tax Provision  $   510,710     $ 609,994
                                                   =======       =======

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 10 -  INCOME TAXES
           ------------
(Cont.)	Deferred Tax Assets and Liabilities at September 30, are comprised of the following:

                                                      2005            2004
		Deferred Tax Assets
                -------------------
                  Inventory Reserve               $    18,975     $  10,276
                  Accrued Vacation                     52,711        20,444
                  Accrued Warranty                     15,300        15,300
                  Accrued Bonus                        16,496        23,862
		  Allowance for Uncollectible
                    Accounts                            3,400         3,400
                  Other                                     -         2,403
                                                      -------        ------
                       Total Deferred Assets      $   106,882     $  75,685
                                                      =======        ======

		Deferred Tax Liability
                ----------------------
                  Property and Equipment           (2,577,581)     (126,209)
                                                    ---------       -------

                     Net Deferred Tax (Liability) $(2,470,699)    $( 50,524)
                                                    =========       =======

These amounts are included in the accompanying consolidated balance sheets at September 30, under the following captions:

                                                      2005            2004

                Current Assets                  $   106,882       $  75,685
                Long-Term Liabilities            (2,577,581)       (126,209)
                                                  ---------         -------
                  Net Deferred Tax (Liability)  $(2,470,699)      $( 50,524)
                                                  =========          ======

No valuation allowance has been provided for the deferred tax assets at September 30, 2005 or 2004, as full realization of these assets is more likely than not.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 10 -  INCOME TAXES
           ------------

(Cont.)	A reconciliation of the income tax provision (benefit) computed by applying the federal statutory rate for the year ended September 30, 2005 and 2004, is as follows:

                                                      2005            2004

                Federal Statutory Tax              $ 449,582       $ 757,344
		Change in Effective Tax
                  Rate                                     -        ( 71,731)
                M-1 Items                             54,465        ( 56,172)
		Refund from Prior Year
		  Amended Return Due to
		  Extra-Territorial Income
                  Exclusion                                -       ( 31,624)
                Nondeductible Expenses                 2,398          1,577
		State and Local Income
		  Taxes, Net of Federal
                  Tax Benefit                          4,265         10,600
                                                       -----         ------
		     Total Income Tax
                       Provision                   $ 510,710      $ 609,994
                                                     =======        =======

Note 11 -  STOCKHOLDERS' EQUITY
           --------------------
Common Stock - The Company has 100,000,000 shares of $0.0001 par value common stock authorized and 6,309,180 and 4,992,814 shares issued and outstanding at September 30, 2005 and 2004, respectively. Of the 6,309,180 shares of common stock outstanding, 40,000 of these shares of common stock have warrants attached which entitle the holder to purchase one share of common stock per warrant at $4.00 per share. Most of the previously issued warrants expired August 21, 2005, leaving the 40,000 warrants, which will not expire until 2010. The Company has the right, under certain circumstances, to redeem any unexercised warrants at $0.0001 per share. During the year ended September 30, 2005, the Company received $467,000 from the exercise of 116,750 warrants. The proceeds were available to the Company for general corporate purposes.

The Company has 20,000,000 shares of $0.0001 par value preferred stock authorized and no shares issued and outstanding at September 30, 2005 and 2004, respectively. The Board of Directors is authorized to adopt resolutions providing for the issuance of preferred shares and the establishment of preferences and rights pertaining to the shares being issued, including dividend rates.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 11 -  STOCKHOLDERS' EQUITY
           --------------------

(Cont.)	In the event of any dissolution or liquidation of the Company, whether voluntary or involuntary, the holders of shares of preferred stock described above will be paid the full amounts they are entitled to receive before any holders of common stock are entitled to receive, pro rata, any remaining assets of the Company available for distribution to its stockholders.

Registration Statement - On May 20, 2004, the Company filed a Registration Statement on Form SB-2 with the SEC to register a total of 615,000 shares of common stock. As of September 30, 2005 and 2004, 106,094 of the 615,000 shares of common stock offered by the Company are not issued nor outstanding. The Registration Statement on Form SB-2 (Amendment No. 1) was declared effective by the SEC on May 21, 2004, File No. 333-114713.

On July 3, 2002, the Company filed a Registration Statement on Form SB-2 with the SEC to register a total of 500,000 shares of common stock, 155,000 shares of which were offered by a selling stockholder and 345,000 shares of which were offered by the Company. As of September 30, 2005 and 2004, 198,734, of the 345,000 shares of common stock offered by the Company are not issued nor outstanding. The Registration Statement on Form SB-2 was declared effective by the SEC on July 25, 2002, File No. 333-92002.

On June 14, 2005, the Company filed a Registration Statement on Form S-3 with the SEC to register a total of 2,000,000 shares of common stock. On October 11, 2005, the Company formally withdrew this Registration Statement on Form RW based on various conferences with SEC staff, who asked that the Company resubmit the Registration Statement on Form SB-2.


Note 12 -  NON-OPERATING INCOME (EXPENSE)
           ------------------------------

Non-Operating income (expense) for the years ended September 30, 2005 and 2004, consisted of the following:

                                                      2005            2004
	Income
        ------
          Gain on Sale of Equipment               $  62,981       $   9,240
          Interest                                   23,690          21,803
          Other                                      20,696             856
                                                     ------          ------
              Total Income                        $ 107,367       $  31,899

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004






Note 12 -  NON-OPERATING INCOME (EXPENSE)
           ------------------------------
(Cont.)
                                                      2005            2004
	Expense
                Interest                          $(198,750)      $(131,142)
                Investment                                -        ( 52,395)
                                                    -------         -------
                     Total Expense                $(198,750)      $(183,537)
                                                    -------         -------

		     Total Non-Operating Expense,
                       Net                        $( 91,383)      $(151,638)
                                                     ======         =======

Note 13 -  PENSION AND PROFIT SHARING PLAN
           -------------------------------
Effective March 1, 2004, the Company established a 401(K) Retirement Savings Plan, which allows qualified employees to defer the maximum portion of their earnings allowed by law. The plan also allows discretionary and matching contributions from the Company. The Company matches 25% of the employee contribution, up to a max contribution of 1% of the employees compensation. Company contributions to the plan totaled approximately $14,000 and $35,000 for the years ended September 30, 2005 and 2004, respectively.


Note 14 -  BUSINESS CONCENTRATIONS
           -----------------------

At September 30, 2005, customers with the two largest outstanding accounts receivable balances totaled approximately $531,587 or 27% of the gross accounts receivable. At September 30, 2005, the outstanding accounts receivable balances of customers that exceeded 10% of gross accounts receivable are as follows:

                                                        Percent
                                                        of Gross
                                        Accounts        Accounts
		        Customer	Receivable	Receivable
                        ------------------------------------------
                          A             $ 316,568        16 %
                          B             $ 215,019        11 %

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004






Note 14 -  BUSINESS CONCENTRATIONS
           -----------------------
(Cont.)	At September 30, 2004, customers with the three largest outstanding accounts receivable balances totaled approximately $694,442 or 57% of the gross accounts receivable. At September 30, 2004, the outstanding accounts receivable balances of customers that exceeded 10% of gross accounts receivable are as follows:

                                                        Percent
                                                        of Gross
                                        Accounts        Accounts
		        Customer	Receivable	Receivable
                        ------------------------------------------
                          A              $ 404,694        33 %
                          B              $ 145,442        12 %
                          C              $ 144,306        12 %


Sales to the Company's major customers, which exceeded 10% of net sales, accounted for approximately 18.49% and 11.02% each of net sales in fiscal 2005 and approximately 23.75%,12.71% and 12.09% each of net sales in fiscal 2004.

The Company believes it has adequate sources for the supply of raw materials and components for its production requirements. The Company's suppliers are located primarily in the state of Iowa. The Company has a policy of strengthening its supplier relationships by concentrating its purchases for particular parts over a limited number of suppliers in order to maintain quality and cost control and to increase the suppliers' commitment to the Company. The Company relies upon, and expects to continue to rely upon, several single source suppliers for critical components. During fiscal 2004, the Company purchased approximately $8,140,000 of raw materials from one vendor, which represented approximately 61% of materials used in products sold during the year. During fiscal 2005, the Company acquired its major supplier, Simonsen Iron Works, Inc., as more fully described in Note 1.

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004






Note 15 -  SEGMENT INFORMATION
           -------------------
Segment information has been presented on a basis consistent with how business activities are reported internally to management. Management solely evaluates operating profit by segment by direct costs of manufacturing its products without an allocation of indirect costs. In determining the total revenues by segment, freight income and sales discounts and allowances are not allocated to each of the segments for internal reporting purposes. The Company has three operating segments which assemble, manufacture, and sell a variety of products:
 ATV Accessories, Plastic Wheel Covers, and Lawn and Garden. ATV Accessories is engaged in the design, manufacture, and sale of ATV accessories such as snowplow blades, lawnmowers, oil filters, spreaders, sprayers, tillage equipment, winch mounts, and utility boxes. Plastic Wheel Covers manufactures and sells injection-molded plastic wheel covers for vehicles such as golf carts and light-duty trailers. Lawn and Garden is engaged in the design, assembly, and sale of lawn and garden accessories through the Weekend Warrior subsidiary.
 These lawn and garden accessories include lawnmowers, spreaders, sprayers, and tillage equipment. The significant accounting policies of the operating segments are the same as those described in Note 1. Sales of snowplow blades comprised approximately 61.5% of ATV Accessories revenues during each year. Sales of snowplow blades comprised approximately 56.1% of the Company's consolidated total revenues during each year.


The following is a summary of certain financial information related to the two segments:

                                                    2005            2004
	Total Revenues by Segment
		ATV Accessories   		$ 15,670,251	$ 19,076,096
                Plastic Wheel Covers               1,461,196       1,717,830
                Lawn and Garden                      340,363         333,578
                                                  ----------      ----------
                  Total Revenues by Segment     $ 17,471,810    $ 21,127,504

        Freight Income                               128,374         160,360
        Sales Discounts and Allowances           (   418,721)    (   622,190)
                                                     -------         -------
                     Total Combined Revenue     $ 17,181,463    $ 20,665,674
                                                  ==========      ==========

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004






Note 15 -  SEGMENT INFORMATION
           -------------------
(Cont.)                                               2005            2004
	Operating Profit by Segment
		ATV Accessories   		$  6,228,662	$  5,824,274
                Plastic Wheel Covers                 616,239         889,717
                Lawn and Garden                      144,478         129,247
                Freight Income                       128,374         160,360
                Sales Allowances                 (   418,721)    (   622,190)
                Factory Overhead                 ( 1,364,978)    ( 1,068,228)
		Selling, General and
                  Administrative                 ( 3,920,370)    ( 2,985,598)
                Interest Income (Expense), Net   (   175,060)    (   109,339)
                Other Income (Expense), Net           83,677     (    42,299)
                Income Tax (Expense) Benefit     (   510,710)    (   609,994)
                                                     -------         -------
		     Net Income   		$    811,591	$  1,565,950
                                                     =======       =========

	Identifiable Assets
		ATV Accessories   		$ 21,845,814	$  5,813,571
                Plastic Wheel Covers                 668,816         680,658
                Lawn and Garden                      730,577         144,359
                                                     -------         -------

                     Total Identifiable Assets  $ 23,245,207    $  6,638,588

        Corporate and Other Assets                 4,455,838       4,195,076
                                                   ---------       ---------
		     Total Assets   		$ 27,701,045	$ 10,833,664
                                                  ==========      ==========
	Depreciation by Segment
		ATV Accessories   		$    273,253	$     92,690
                Plastic Wheel Covers                 107,052         113,526
                Lawn and Garden                        6,742           3,827
                Corporate and Other                  157,555         132,422
                                                     -------         -------
                     Total Depreciation         $    544,602    $    342,465
                                                     =======         =======
	Capital Expenditures by Segment
		ATV Accessories   		$  9,760,979	$    147,302
                Plastic Wheel Covers                  47,650           9,032
                Lawn and Garden                      230,477           2,605
                Corporate and Other                1,576,720         167,606
                                                   ---------         -------
                     Total Capital Expenditures $ 11,615,826    $    326,545
                                                  ==========         =======

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2005 AND 2004





Note 15 -  SEGMENT INFORMATION
           --------------------
(Cont.)	The following is a summary of the Company's revenue in different geographic areas during the years ended September 30, 2005 and 2004:

                                                      2005            2004

		United States   		$ 15,104,917	$ 19,035,139
                Other Countries                    2,076,546       1,630,535
                                                  ----------      ----------
		     Total Revenue   		$ 17,181,463	$ 20,665,674
                                                  ==========      ==========

As of September 30, 2005 and 2004, all of the Company's long-lived assets are located in the United States of America. During fiscal 2005 and 2004, ATV Accessories had sales to individual customers which exceeded 10% of total revenues, as described in Note 14. Plastic Wheel Covers and Lawn and Garden did not have sales to any individual customer greater than 10% of total revenues during fiscal 2005 and 2004.


Note 16 -  COMMITMENTS AND CONTINGENCIES
           -----------------------------

Letters of Credit - Letters of credit are purchase guarantees that ensure the Company's payment to third parties in accordance with specified terms and conditions which amounted to approximately $136,000 and $115,000, as of September 30, 2005 and 2004, respectively.


Note 17 -  LEGAL PROCEEDINGS
           -----------------
Prior to the merger, Simonsen Iron Works, Inc. was named a defendant in a wage discrimination lawsuit filed by Lori Christenson, in the Iowa District Court in and for Clay County, IA (Case No. LACV 25639) that was filed on November 13, 2003. The suit was filed seeking monetary damages under the Equal Pay Act and for Retaliatory Discharge. Upon a motion for summary judgment sought by Simonsen, the court dismissed the count based on the Equal Pay Act during the third quarter of fiscal 2005. At that time, the court allowed the retaliatory discharge claim but Simonsen subsequently filed a motion to reconsider and dismiss this charge as well. As of the date of this report, the court has ruled and denied this motion, the remaining portion of the case is presently set to go to trial in 2006. Simonsen, and now the Company, have contested the case vigorously and do not expect its outcome to have a material impact on its financial position.

          INDEPENDENT AUDITORS' REPORT ON SUPPLEMENTARY INFORMATION





To the Board of Directors
  of Cycle Country
  Accessories Corp. and Subsidiaries
Milford, Iowa


Our report on the consolidated financial statements of Cycle Country Accessories Corp. and Subsidiaries for the years ended September 30, 2005 and 2004 appears on page F-1. The audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary information in Schedules 1 and 2 pertaining to fiscal 2005 and 2004 is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements for the years ended September 30, 2005 and 2004, taken as a whole.



/s/ Henjes, Conner & Williams, P.C.

Certified Public Accountants


Sioux City, Iowa
November 11, 2005

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES                 SCHEDULE 1

CONSOLIDATED SCHEDULE OF GROSS PROFIT

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004




                                                   2005                       2004
                                                   ----                       ----
                                                          % of                     % of
                                           Amount        Revenue        Amount      Revenue
                                           ------        -------        ------      -------

REVENUE                                    $ 17,181,463    100.0 %     $ 20,665,674    100.0 %


DIRECT MANUFACTURING COSTS
        Materials Purchased                $  9,287,646    54.1 %      $ 13,290,419    64.3 %
        Salaries - Direct                  $  1,175,565     6.8 %      $    904,568     4.4 %
        Royalty                            $     18,617      .1 %      $     89,080      .4 %
        Other                              $        603      -         $        199       -

FACTORY OVERHEAD
        Salaries - Administrative          $    134,464      .8 %      $    121,462      .6 %
        Salaries - Other                        108,325      .6             74,887       .4
        Salaries - Officers                      46,826      .3             38,041       .2
	Depreciation and
                Amortization                    201,522     1.2            198,948      1.0
        Freight                                 131,708      .8            133,264       .6
        Insurance                               164,522     1.0            102,876       .5
        Payroll Taxes                            83,799      .5            104,660       .5
        Repair and Maintenance                  123,841      .7             68,352       .3
        Utilities                               119,850      .7             60,866       .3
        Employee Health Insurance                62,735      .4             51,297       .2
        Other Production Costs                   41,428      .2             53,299       .2
        Legal and Accounting                     18,682      .1              9,291       .1
        Real Estate Taxes                        53,867      .3             20,964       .1
        Instruction Supplies                      4,104       -             12,510       .1
	Office and Shipping Supplies
                and Postage                      12,390      .1              9,673       .1
        Shop Supplies                            37,186      .2              6,102        -
        Contract Labor                           19,729      .1              1,736         -
                                              ---------     ---         ----------     ----
                        Total FActory
                          Overhead         $  1,364,978     8.0 %     $  1,068,228      5.2 %
                                              ---------     ---         ----------     ----

			Total Cost of Goods
                          Sold             $ 11,847,409    69.0 %     $ 15,352,494     74.3 %
                                             ----------    ----         ----------     ----
                        Gross Profit       $  5,334,054    31.0 %     $  5,313,180     25.7 %
                                             ==========    ====         ==========     ====





                  See the Accompanying Independent Auditors'
                     Report on Supplementary Information

CYCLE COUNTRY ACCESSORIES CORP. AND SUBSIDIARIES	SCHEDULE 2

CONSOLIDATED SCHEDULE OF SELLING, GENERAL
       AND ADMINISTRATIVE EXPENSES

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004








                                                   2005                       2004
                                                   ----                       ----
                                                          % of                     % of
                                           Amount        Revenue        Amount      Revenue
                                           ------        -------        ------      -------

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES
        Salaries - Administrative         $   419,209      2.4 %       $   350,624     1.8 %
        Salaries - Officers                   327,506      1.9             186,311      .9
        Salaries - Shipping                   226,073      1.3             175,300      .8
	Salaries - Research and
                Development                   108,244       .6              77,401      .4
        Advertising                           346,320      2.0             381,937     1.8
        Shipping and Handling Costs           209,648      1.2             203,512     1.0
        Legal and Accounting                  168,140      1.0              77,785      .4
	Depreciation and
                Amortization                  364,334      2.1             164,329      .8
        Insurance                             304,505      1.8             189,141      .9
	Office and Shipping Supplies
                and Postage                   101,751       .6             102,843      .5
        Fuel and Fuel Tax                     126,214       .7             128,368      .6
        Commissions                           133,111       .8              81,523      .4
	Payroll Taxes and Other
                Employee Benefits               136,984     .8              57,160      .3
        Retirement Plan Contribution            14,094      .1              35,059      .2
        Other Professional Fees                 361,570    2.1             298,291     1.4
        Repairs and Maintenance                 75,550      .4              88,180      .4
        Employee Health Insurance               131,006     .8              54,426      .3
        Telephone                                39,100     .2              34,134      .2
        Travel                                   35,168     .2              32,279      .2
        Warranty                                 28,340     .2              43,512      .2
        Show Expense                             48,819     .3              28,319      .1
        Research and Development                 12,087     .1              14,255      .1
        Real Estate Tax                          30,616     .2              21,993      .1
        Shop Supplies                            30,454     .2              12,205      .1
        License and Fees                         23,049     .1              29,966      .1
        Utilities                                24,000     .1              12,000       -
        Bonuses - Officers                       48,517     .3              69,370      .4
        Meals and Entertainment                  14,108     .1               9,276       -
        Contract Labor                            7,137      -               6,943       -
        Contributions                            10,379     .1               8,468       -
        Promotions                               11,409     .1               1,047       -
        Continuing Education                      4,054      -               4,619       -
        Bad Debts (Recovery)                 (    1,841)     -                 555       -
        Miscellaneous                               715      -               4,467       -
			Total Selling, General
			  and Administrative
                          Expenses          $ 3,920,370   22.8 %       $ 2,985,598     14.4 %



                  See the Accompanying Independent Auditors'
                    Report on Supplementary Information

     No dealer, salesman or other
person is authorized to give any
information or to make any
representations not contained in
this prospectus in connection with
the offer made hereby, and, if
given or made, such information or
representations must not be relied
upon as having been authorized by
Cycle Country.  This prospectus
does not constitute an offer to
sell or a solicitation to an offer
to buy the securities offered
hereby to any person in any state
or other jurisdiction in which such
offer or solicitation would be
unlawful.  Neither the delivery of
this prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that the information
contained herein is correct as of
any time subsequent to the date
hereof.

Until _________ __, 2006 (90 days
after the date of this prospectus)
all dealers that effect
transactions in these securities,
whether or not participating in
this offering, may be required to
deliver a prospectus.  This is in
addition to the dealer's obligation
to deliver a prospectus when acting
as underwriters and with respect to
their unsold allotments or
subscriptions.





                               January 20, 2006

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


             ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Article 11 of our Articles of Incorporation includes certain provisions permitted by the Nevada Revised Statutes, which provides for indemnification of directors and officers against certain liabilities. Pursuant to our Articles of Incorporation, our officers and directors are indemnified, to the fullest extent available under Nevada Law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.




             ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	We estimate that expenses in connection with this registration statement will be as follows:

SEC registration fee*                $856
Legal fees and expenses           $20,000
Accounting fees and expenses      $15,000
Miscellaneous*                     $2,500
                                  -------
Total                             $38,356

*estimate
                                     II - 1

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information is furnished with regard to all securities sold by Cycle Country Accessories Corp. within the past three years that were not registered under the Securities Act.
The issuances described hereunder were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering.


Date                    Name                # of Shares         Total Price
---------------------------------------------------------------------------

April 29, 2005          Alan Bailey         653,779                 (1)

April 29, 2005          David Bailey        599,296                 (1)

April 29, 2005          John Bailey         599,296                 (1)

April 29, 2005          Lisa Bailey         326,889                 (1)


(1) All four issuances made as partial consideration for acquisition of Simonsen Iron Works and were valued in the aggregate at $8,000,000.

                              ITEM 27. EXHIBITS

Exhibit Number		Description
---------------------------------------------------------------------
   3.1                  Articles of Incorporation of Cycle Country
                        Accessories Corp.*

   3.2                  Bylaws of Cycle Country Accessories Corp.*

   4.1 Specimen certificate of the Common Stock of Cycle Country Accessories Corp.*

   5.1                  Opinion of Law Office of James G. Dodrill
                        II, P.A. as to legality of securities being registered

   10.1 Secured Credit Agreement by and between Cycle Country Accessories Corp. (a Nevada Corporation) and Cycle Country Accessories Corporation (an Iowa Corporation) as Borrowers and Bank Midwest, Minnesota Iowa, N.A. as Lender dated as of August 21, 2001*


   10.2                 Employment Agreement with Ronald Hickman*

   10.3                 Employment Agreement with Jim Danbom*

   10.4                 Cycle Country Accessories Corp. 401(K) Plan Summary

   10.5                 Warrant issued to Laurus Master Fund,
                        Ltd. on June 9, 2003 #

   10.6 Agreement and Plan of Merger by and among Cycle Country Accessories Corp., a Nevada corporation, its wholly owned subsidiary Cycle Country Accessories Corporation, an Iowa corporation, Simonsen Iron Works, Inc., an Iowa corporation, and Simonsen's stockholders

   10.7                 Registration Rights Agreement

   10.8                 Employment Agreement with Al Bailey

   10.9                 Employment Agreement with Lisa Bailey


   10.10 Second Amendment to Secured Credit Agreement by and between Cycle Country Accessories Corp.
                        (a Nevada Corporation) and Cycle Country
                        Accessories Corporation (an Iowa
                        Corporation) as Borrowers and Bank Midwest,
                        Minnesota Iowa, N.A. as Lender

   10.11 Third Amendment to Secured Credit Agreement by and between Cycle Country Accessories Corp.
                        (a Nevada Corporation) and Cycle Country
                        Accessories Corporation (an Iowa
                        Corporation) as Borrowers and Bank Midwest,
                        Minnesota Iowa, N.A. as Lender

   10.12 Fourth Amendment to Secured Credit Agreement by and between Cycle Country Accessories Corp.
                        (a Nevada Corporation) and Cycle Country
                        Accessories Corporation (an Iowa
                        Corporation) as Borrowers and Bank Midwest,
                        Minnesota Iowa, N.A. as Lender

   10.13 Fifth Amendment to Secured Credit Agreement by and between Cycle Country Accessories Corp.
                        (a Nevada Corporation) and Cycle Country
                        Accessories Corporation (an Iowa
                        Corporation) as Borrowers and Bank Midwest,
                        Minnesota Iowa, N.A. as Lender

   23.1                 Consent of Henjes, Conner, & Williams P.C.
                        regarding Cycle Country Accessories Corp.
                        (a Nevada corporation)

   23.2                 Consent of James G. Dodrill II (included in
                        Exhibit 5.1)


* previously filed in connection with the company's registration statement on Form SB-2 (and amendments thereto) filed August 29, 2001 (file number 333-68570).


                            ITEM 28. UNDERTAKINGS
                            ---------------------

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

The Company hereby undertakes to:

(1)	File, during any period in which it offers or sells
        securities, a post-effective amendment to this registration statement to:
        i.      Include any prospectus required by Section
                10(a)(3) of the Securities Act;
        ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
        iii. Include any additional or changed material information on the plan of distribution.
(2)	For determining liability under the Securities Act,
        treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3)	File a post-effective amendment to remove from
        registration any of the securities that remain unsold at the end of the offering.
(4)	For determining any liability under the Securities
        Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(5)	For determining any liability under the Securities
        Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange
        Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  Signatures
                                  ----------

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milford state of Iowa, on January 20, 2006.

                                  CYCLE COUNTRY ACCESSORIES CORP.

                                  By:     /s/ Ron Hickman
                                     ----------------------------
                                              Ron Hickman
                                              Principal Executive Officer,
                                              President and Director


     In accordance with the requirements of the Exchange Act, this report has been signed by the following persons on behalf of the registrant and in the capacities indicated on January 20, 2006.

By:	/s/ Ron Hickman		Principal Executive Officer, President and
        ---------------
	Ron Hickman 		Director

By:     /s/ David Davis         Principal Financial Officer and
        ---------------
	David Davis		Principal Accounting Officer

By:	/s/ F.L. Miller		Director
        ---------------
	F.L. Miller

By:	/s/ Jim Danbom		Director
        ---------------
	Jim Danbom

By:     /s/ L.G. Hancher Jr.    Director
        --------------------
	L.G. Hancher Jr.

By:     /s/ Rod Simonson        Director
        ----------------
	Rod Simonson

By:	/s/ Alan Bailey		Director
        ---------------
	Alan Bailey

By:	/s/ John Gault		Director
        --------------
	John Gault